Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

DRILLING TOOLS INTERNATIONAL, INC.,

CASING TECHNOLOGIES GROUP LIMITED,

THE SHAREHOLDERS OF CASING TECHNOLOGIES GROUP LIMITED,

and

GREGORY JOHN HERRERA

(in his capacity as Seller Representative)

Dated as of March 15, 2024

[This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.]

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Exhibits and Schedules

EXHIBITS

Exhibit A    Reorganization

Exhibit B    Definitions

Exhibit C    Form of R&W Insurance

Exhibit D    Consideration Schedule

Exhibit E    Form of Locked Box Accounts

Exhibit F    Enterprise Value to Equity Bridge

Exhibit G    Seller Leakage Payors

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 15, 2024 and is entered into by and among Drilling Tools International, Inc., a Louisiana corporation (“Buyer”), Casing Technologies Group Limited, a private company limited by shares registered under the laws of Scotland under company registration number SC328867 (the “Company”), each of the shareholders of the Company listed on the signatures pages hereto (each, a “Seller” and, collectively, the “Sellers”), and Gregory John Herrera (the “Seller Representative”) solely in his capacity as the Seller Representative acting pursuant to the authority granted under Section 11.18. Buyer, the Company, the Sellers and the Seller Representative are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, prior to the Reorganization, the Sellers collectively are the record and beneficial owners of, in the aggregate, one hundred percent (100%) of the issued and allotted shares in the share capital of the Company, consisting of A Ordinary Shares, B Ordinary Shares, Series C Preference Shares, Series C2 Preference Shares and D Shares (the “Prior Company Shares”);

WHEREAS, in connection with the Reorganization, the Prior Company Shares were converted into shares of the Company’s Y Shares, Z Shares and Deferred Shares, as further described on Exhibit A attached hereto (such shares, the “Company Shares”);

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the shares of Company Shares in exchange for the consideration described herein; and

WHEREAS, certain Sellers as set forth on Exhibit G (each a “Seller Leakage Payor” and collectively the “Seller Leakage Payors”) hold outstanding Notes, a portion of which will be cancelled in connection with the Reorganization and a portion of which will be repaid in connection with the transactions contemplated by this Agreement;

WHEREAS, the respective Governing Bodies of Buyer, the Sellers and the Company have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in Exhibit B, whenever used herein, shall have the meanings set forth on Exhibit B for all purposes of this Agreement. The definitions on Exhibit B are incorporated into this Agreement as if fully set forth at length herein and all references to a Section in such Exhibit B are references to such Section of this Agreement, unless otherwise indicated.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Purchase and Sale of Company Shares; Closing Date Consideration. Subject to the terms and conditions of this Agreement, at the Closing: (i) each Seller shall sell, transfer, assign, convey and deliver each Company Share held by such Seller to Buyer, free and clear of any Liens (other than restrictions on transfer arising under applicable securities laws), (ii) Buyer shall purchase and accept such Company Shares from each respective Seller, and (iii) Buyer shall pay to each Seller the Shareholder Consideration set forth opposite such Seller’s name as set forth on the Consideration Schedule.

Section 2.2 Leakage.

(a) Each of the Seller Leakage Payors, severally and not jointly, undertakes to Buyer in respect of itself, himself or herself to pay to Buyer, on demand, an amount in cash equal to (i) the Leakage Amount of any Leakage received by, or for the benefit of, it; (ii) its Relevant Percentage of the Leakage Amount of any Leakage received by, or for the benefit of any Leakage Recipient (other than any other Seller Leakage Payor, whether in its capacity as a Seller Leakage Payor or a Seller); (iii) in the case of any Selling Expenses constituting Leakage or Tax Leakage with respect to a Seller (or any of such Seller’s Affiliates or Family Members), its Relevant Percentage of such Selling Expenses or Tax Leakage, as applicable; and (iv) in the case of any Bonuses constituting Leakage, the amount of any such Bonuses received by, or for the benefit of, it or any director, officer or employee of it or its Relevant Percentage of any such Bonuses received by, or for the benefit of, any Leakage Recipient (other than any other Seller Leakage Payor, whether in its capacity as a Seller Leakage Payor or a Seller). For the purposes of this Section 2.2, Tax Leakage will be treated as having been received by the Leakage Recipient that receives any amount in respect of the matter to which that Leakage relates.

(b) If, within one hundred and twenty (120) days after the Closing Date, Buyer becomes aware of any Leakage in the period between (but excluding) the Locked Box Date and Closing, Buyer shall notify in writing the Seller Representative of the discovery of such Leakage (but no later than one hundred and twenty (120) days after the Closing Date). Any demand for payment under this Section 2.2 must set out the reasonable details of the Leakage, the Leakage Amount, the amount payable by each Seller Leakage Payor and the bank account of Buyer into which such payment should be made. No Seller Leakage Payor shall be liable under this Section 2.2 unless a demand for payment is made in accordance with this Section 2.2 within one hundred and twenty (120) days of the Closing Date.

(c) Payment of any Leakage under this Section 2.2 shall be made by the relevant Seller Leakage Payor within thirty (30) calendar days of demand for payment.

(d) Buyer’s only remedy in relation to any matter or thing constituting Leakage are the remedies set forth in this Section 2.2. For the avoidance of doubt, no Seller shall be liable in respect of any Leakage that constitutes Permitted Leakage.

Section 2.3 Completion Bonuses.

(a) Subject to Section 2.3(b), within two (2) Business Days after the Closing Date, Buyer shall pay, or cause the Acquired Companies to pay, each Completion Bonus in cash to the relevant Completion Bonus Recipient (as set out in the Consideration Schedule) by the Acquired Company that employs such Completion Bonus Recipient. The payments pursuant to this Section 2.3 shall be made by way of a specific payroll and shall be paid by the Acquired Company that employs the relevant Completion Bonus Recipient, subject to such deductions as may be required by law in respect of income tax, employees’ national insurance contributions and any other matters.

(b) Buyer shall, and shall cause the relevant Acquired Companies to, settle or cause the settlement of:

(i) any employer’s national insurance contributions (or foreign equivalents) due in respect of the payments set out in Section 2.3(a); and

(ii) any income tax and employees’ national insurance contributions (or foreign equivalents) in respect of (and which were deducted from) the payments set out in Section 2.3(a).

Section 2.4 Closing Payments.

(a) On or prior to the Closing, Buyer shall deliver to the DLA Piper Scotland Trust Account an amount equal to £16,187,614.64 (the “Completion Proceeds”), which amount shall be applied in accordance with Section 2.4(b) at the Closing.

(b) At the Closing, Buyer shall confirm to the Sellers that: (a) Closing has occurred; and (b) DLA Piper Scotland should deliver the Completion Proceeds to JPMorgan Chase Bank, N.A, as paying agent (the “Paying Agent”), by wire transfer of immediately available funds. Following receipt of the Completion Proceeds by the Paying Agent, Buyer and the Sellers shall cause the Paying Agent to transfer by wire transfer of immediately available funds:

(i) (on behalf of and as agent for the Company) an amount equal to the Closing Date Payment, for further payment to the Lenders;

(ii) an amount equal to the aggregate Shareholder Consideration, for further payment to the Sellers; and

(iii) an amount equal to the Selling Expenses set forth on the Consideration Schedule.

Section 2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law so long as Buyer provides the Seller Representative, at least three (3) Business Days in advance of such withholding, with written notice of and justification for such deduction and withholding and cooperates in good faith with the Seller Representative to reduce or mitigate such withholding. To the extent that amounts are so withheld and appropriately remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING AND DELIVERIES

Section 3.1 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place immediately following the execution and delivery of this Agreement by Buyer, the Company and each of the Sellers, or on such other date or at such other time and place or by any such other method as Buyer, Company and Seller Representative may mutually agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.2 Deliveries by the Sellers or the Company.

At the Closing, the Sellers or the Company shall deliver, or cause to be delivered, to Buyer the following items, unless otherwise waived by Buyer:

(a) duly executed counterparts to the Company Documents and the Seller Documents;

(b) stock transfer forms in respect of the Company Shares duly executed by each of the Sellers together with the relevant share certificates (or a deed of indemnity in the agreed form in respect of any lost, destroyed, misplaced or never issued share certificates);

(c) the statutory registers of each Acquired Company written up immediately prior to Closing;

(d) Companies House WebFiling authentication codes for each Acquired Company;

(e) the Payoff Letters;

(f) a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Governing Body of the Company authorizing and approving the (A) registration of the transfer of the Company Shares to Buyer (subject only to due stamping), (B) execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, (C) removal of any directors and officers who have resigned pursuant to Section 3.2(i), and (D) appointment of each director and officer nominated by Buyer in writing to the Company at least three (3) Business Days prior to the Closing Date, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) true and complete copies of the Organizational Documents of the Company;

(g) a certificate, duly signed by an authorized officer of the Company (in his or her capacity as such) and dated as of the Closing Date, confirming that the conditions set forth in Section 8.2(a), (b) and (c) have been satisfied (“Seller Closing Certificate”);

(h) a certificate (an electronic certificate being sufficient) from the appropriate authority as to the good standing of the Company in its jurisdiction of formation issued within two (2) Business Days prior to the Closing Date;

(i) resignations from each of the directors and officers of the Company, other than those directors and officers designated in writing by Buyer to the Company at least three (3) Business Days prior to the Closing Date;

(j) voting powers of attorney in the agreed form duly executed by each of the Sellers granting a power of attorney in favor of Buyer in respect of each Seller’s Company Shares pending Buyer’s registration as the holder of the relevant Seller’s Company Shares in the Company’s register of members;

(k) a notice from Energy Ventures that it has ceased to be a relevant legal entity of the Company within the meaning of section 790C(8) of the Companies Act;

(l) evidence of release of all Liens (other than any Permitted Liens) against the Company or any of its property and assets (in each case on terms reasonably satisfactory to Buyer);

(m) the employment contract in the agreed form duly signed by David Stephenson and Deep Casing Tools Limited;

(n) a copy of the resolutions of the Governing Body of the general partner of Energy Ventures III (GP) Limited (as general partner to Energy Ventures III (GP) LP as general partner of Energy Ventures) authorizing and approving Energy Ventures’ execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement; and

(o) a signing power of attorney in the agreed form duly executed by each of the Sellers (other than Energy Ventures, Scottish Enterprise and the Executor of Edward Scott) granting a power of attorney in favor of Stephen Kent.

Section 3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items, unless otherwise waived by the Company and the Seller Representative:

(a) to the Company and the Seller Representative, duly executed counterparts to the Buyer Documents;

(b) to the Company and the Seller Representative, a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to an attached copy of the resolutions of the Governing Body of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(c) a certificate, duly signed by an authorized officer of Buyer (in his or her capacity as such) and dated as of the Closing Date, confirming that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(d) to the Company and the Seller Representative, a certificate of the Secretary of State of Louisiana as to the good standing of Buyer in such jurisdiction issued within five (5) Business Days prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as set forth in the Schedules referenced in this Article IV (collectively, the “Company Disclosure Schedules”), the Company hereby represents and warrants to Buyer that the following statements in this Article IV are true and correct as of the Closing Date (or, if made as of a specified date, as of such date):

Section 4.1 Organization and Standing.

(a) The Company is a private limited company and is duly registered, validly existing and in good standing under the laws of Scotland and the Companies Act.

(b) The Company is duly qualified to do business and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company is not in default under or in violation of any provision of its Organizational Documents.

(c) The copies of the Company’s Organizational Documents have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

(d) Schedule 4.1 of the Company Disclosure Schedules sets forth a true and accurate list of all officers and directors of the Company.

Section 4.2 Capitalization.

(a) The Consideration Schedule sets forth a complete list of the beneficial and record holders of the Equity Interests of the Company, including the following information with respect to each such holder: (i) the name and the last known address (as listed in the corporate record books of the relevant company) of such holder, and (ii) the number of Equity Interests held by such holder.

(b) As of the Closing Date: (i) all of the Company Shares are duly authorized, validly issued, and fully paid, (ii) the Company Shares held by the Sellers represents the only issued and outstanding Equity Interests of the Company, (iii) to the Company’s Knowledge, no Company Shares have been issued, sold, transferred or otherwise acquired in violation of any option, right of first refusal or first offer, subscription right, preemptive right or any similar right or transfer restriction or any applicable Law, and (iv) when issued by the Company, were issued free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws) created by the Company in respect thereof.

(c) Except as set forth in the Organizational Documents of the Company or on Schedule 4.2(c) of the Company Disclosure Schedules, there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of the Company; (ii) options, warrants, calls, subscriptions, phantom equity rights, restricted stock, restricted stock units, equity or equity-based rights, conversion rights, exchange rights, preemptive rights (other than as created by Law), rights of first refusal or first offer, or other rights, agreements or commitments obligating the Company to issue, transfer or sell any Equity Interests; (iii) outstanding obligations (contingent or otherwise) on the Company to repurchase, redeem, cancel, retire or otherwise acquire any Company Shares; or (iv) voting trusts, proxies, stockholder agreements or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of the Company’s Equity Interests.

Section 4.3 Subsidiaries. Schedule 4.3 of the Company Disclosure Schedules sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, and each officer and director of such Subsidiary. Each Subsidiary is a duly organized and validly existing Person in good standing (to the extent such concept or comparable status is recognized) under the Laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing (to the extent such concept or comparable status is recognized) under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, and fully paid and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All of the issued and outstanding equity interests of the Subsidiaries are held beneficially and of record by the Company, free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries.

Section 4.4 Authority, Validity and Effect.

(a) The Company has the requisite corporate power and authority to own and operate its properties, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is or will be a party (the “Company Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Company Documents have been (or, as applicable, will be as of the Closing) duly executed and delivered by the Company pursuant to all necessary corporate authorizations and, assuming due execution and delivery by Buyer and the Sellers, as applicable, are (or, as applicable, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding at Law or in equity) (clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b) Neither the execution and delivery of this Agreement or the Company Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Company, (ii) except as set forth on Schedule 4.4(b) of the Company Disclosure Schedules, constitute or result in the breach of any material term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to material loss of benefit under (in each case, with or without notice or lapse of time or both) any Material Contract, or result in the creation or imposition of a Lien (other than a Permitted Lien) upon Company Shares or any property or assets of the Company, except as would not have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(c) of the Company Disclosure Schedules, violate any material Order or material Law having jurisdiction over the Company or any of its properties or assets.

(c) Except as set forth on Schedule 4.4(c) of the Company Disclosure Schedules, no Consent is required to be obtained by the Company in connection with the execution or performance of or the consummation by the Company of the transactions contemplated by this Agreement and the Company Documents.

Section 4.5 Financial Statements.

(a) True, correct and complete copies of the following financial statements are attached to Schedule 4.5 of the Company Disclosure Schedules: (i) the audited balance sheet and statements of changes in equity of the Acquired Companies as of December 31, 2021, and 2022, together with the notes and reports related thereto (the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Acquired Companies as of December 31, 2023 (the “2023 Annual Financial Statements”), and (iii) the unaudited balance sheet of the

Acquired Companies as of the Balance Sheet Date (the “Interim Financial Statements” and together with the Audited Financial Statements and the 2023 Annual Financial Statements, the “Company Financial Statements”).

(b) The Audited Financial Statements were prepared in accordance with the Accounting Standards, applied on a consistent basis throughout the periods covered thereby. The Audited Financial Statements present a true and fair view, in all material respects, of the assets and liabilities and of the profit or loss of each of the Acquired Companies as of the respective dates and for the periods indicated therein. The 2023 Annual Financial Statements and the Interim Financial Statements were prepared in accordance with each of the Acquired Companies’ normal practice and disclose with reasonable accuracy the financial position of the relevant Acquired Company as of the respective dates and for the period indicated therein and are not materially misleading.

(c) The Locked Box Accounts were prepared in accordance with each of the Acquired Company’s normal practice and disclose with reasonable accuracy the financial position of each of the Acquired Companies as of the respective dates and for the periods indicated therein and are not materially misleading.

(d) The Acquired Companies have established and adhered to a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting. To the Company’s Knowledge, there has never been (i) any significant deficiency in any system of internal accounting controls used by any Acquired Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of any Acquired Company who have a role in the preparation of financial statements or the internal accounting controls used by the Acquired Company, or (iii) any claim or allegation regarding any of the foregoing presented to the Company in writing.

Section 4.6 Taxes. Except as set forth on Schedule 4.6 of the Company Disclosure Schedules:

(a) Each Acquired Company has in the last six (6) years timely filed (taking into account valid extensions) all income and other Tax Returns that have been required to be filed by it, and each Acquired Company has paid all Taxes (whether or not shown on any Tax Returns) which are due and payable by it. All such Tax Returns were true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable laws and regulations. The unpaid Taxes of any Acquired Company did not, as of the Balance Sheet Date, exceed the Tax liability accrued on the Interim Financial Statements.

(b) Since the Balance Sheet Date, no Acquired Company has incurred liabilities for Tax other than: (i) corporation tax or corporate income tax payable in respect of trading profits arising in the Ordinary Course of Business; (ii) income tax payable pursuant to PAYE and national insurance contributions or social security contributions, in each case, payable in respect of payments made or benefits provided in the Ordinary Course of Business; (iii) value added tax on supplies of goods and services made by any Acquired Company in the Ordinary Course of Business; and (iv) any other Tax incurred by the Acquired Company and in the Ordinary Course of Business.

(c) Each Acquired Company in the last six (6) years has withheld and paid over to the proper Taxing Authorities all income and other Taxes required by Law to be so withheld and paid over by an Acquired Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, under applicable Laws, and each Acquired Company has timely and accurately complied with all reporting and record keeping requirements related thereto. Each Acquired Company has in the last six (6) years kept and maintained materially complete and accurate records, invoices and other documents and information required by law to be kept by the Acquired Company for Tax purposes and, in the case of any self-employed workers and workers engaged via intermediaries since April 6, 2001, has completed HMRC’s check employment status tool and retained copies of each determination.

(d) No Acquired Company has agreed or sought any extension or waiver of the statute of limitations applicable to any Tax Return or Taxes or agreed to or sought any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than customary extensions to file Tax Returns.

(e) The amount of Tax chargeable on an Acquired Company or subject to withholding or deduction by an Acquired Company has not in the last six (6) years to any material extent depended on any understanding, concession, agreement, dispensation or other formal or informal arrangement with any Taxing Authority.

(f) In the last six (6) years, all transactions in respect of which any clearance or consent was required to be obtained by an Acquired Company from any Taxing Authority have been entered into by the Acquired Company after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

(g) In the last six (6) years, all interests, discounts and premiums payable by an Acquired Company in respect of its loan relationships (within the meaning of Section 302 of Corporation Tax Act 2009) and which the Acquired Company treated as deductible in its corporation tax returns were eligible to be brought into account by the Acquired Company as a debit for the purposes of Part 5 of the Corporation Tax Act 2009 at the time and to the extent that such debits were recognized in the statutory accounts of the Acquired Company.

(h) To the Company’s Knowledge, the Company is not liable for the Taxes of any other Person as a result of transferee or successor liability. The Company is not a party to or bound by any Tax sharing or Tax allocation agreement (other than any such contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax), and is not, and has not been in the last six (6) years, a member of a group with any other company (other than an Acquired Company) for United Kingdom tax purposes.

(i) To the Company’s Knowledge, there are no Actions currently pending or being conducted with respect to any Acquired Company in respect of any Tax. No Acquired Company has in the last six (6) years received from any Taxing Authority any written (i) request for information related to Tax matters that is specific to the Acquired Company, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Acquired Company.

(j) No claim has in the last six (6) years been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction. No Acquired Company is subject to Tax in any jurisdiction outside the United Kingdom by virtue of (i) having a permanent establishment or other place of business, or (ii) having a source of income in that jurisdiction, where that Tax has not been paid.

(k) In the last six (6) years, each Acquired Company has to the extent required by law collected and remitted sales, value added and similar Taxes with respect to sales made to customers. Each Acquired Company is registered for the purpose of value added tax in all jurisdictions in which it is required to be registered and has in the last six (6) years complied in all material respects with the Value Added Tax Act 1994 and all applicable regulations thereunder.

(l) No person has acquired any securities or any interest in securities by reason of employment (within the meaning of Part 7 of the Income Tax (Earnings and Pensions) Act 2003) with an Acquired Company without:

(i) a joint election under section 431 Income Tax (Earnings and Pensions) Act 2003 having been entered into by that person and their employing company within fourteen (14) days of the acquisition; and/or

(ii) an amount equal to or greater than unrestricted market value (as defined for the purposes of the Income Tax (Earnings and Pensions) Act 2003) being paid for the acquisition of the securities or interest concerned.

(m) To the Company’s Knowledge, there is no arrangement, formal or informal, between the Sellers to redistribute (or which has the effect of redistributing) the consideration payable under this Agreement between themselves otherwise than in accordance with this Agreement or pursuant to the Reorganization.

(n) The Company is not a close company within the meaning of Section 439 Corporation Tax Act 2010.

(o) No Acquired Company has in the last six (6) years entered into, or been party to, any transaction, scheme or arrangement:

(i) the main purpose or one of the main purposes of which was the avoidance of Tax by an Acquired Company;

(ii) designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of an Acquired Company avoiding a liability to Tax or amounts to be accounted for to a Taxing Authority;

(iii) where professional advisers advised the Acquired Company in writing that there was or is a risk that they could be counteracted under the general anti-abuse rule (“GAAR”) in Finance Act 2013, Part 5 or in respect of which an Acquired Company has received a notice under the GAAR;

(iv) to which Schedule 11A, Value Added Tax Act 1994 (Disclosure of avoidance schemes), Part 7, Finance Act 2004 (Disclosure of tax avoidance schemes: VAT and other indirect taxes), Schedule 17, Finance (No.2) Act 2017, (Disclosure of Tax Avoidance Schemes: VAT and other indirect taxes), Council Directive (EU) 2018/822 (DAC6) or any regulations made thereunder, or The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38) apply to require a disclosure to be made where the Acquired Company has received professional advice to that effect.

(p) All provisions made by any Acquired Company in the last six (6) years which may fall to be adjusted under the provisions of Part 4 of the Taxation (International and Other Provisions) Act 2010 (provision not at arm’s length) have been made on arm’s length terms. In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which an Acquired Company has in the last six (6) years entered with a party with which it was connected, the Acquired Company has maintained where it is required to do so by law contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

(q) No Acquired Company is party to any arrangements which are subject to counteraction under Part 6A of Taxation (International and Other Provisions) Act 2010.

(r) To the Company’s Knowledge, any document that is required in proving the title of the Company to any asset which is owned by any Acquired Company at the date of this Agreement, is duly stamped for stamp duty purposes.

(s) Each of the Acquired Companies qualifies as a Small or Medium Sized Enterprise under EU recommendation 2003/361 and have no other linked enterprises.

(t) The Acquired Companies have in place (and has had in place at all times since September 30, 2017) such prevention procedures (as defined in sections 45(3) and 46(4) Criminal Finances Act 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 Criminal Finances Act 2017.

(u) The representations and warranties contained in this Section 4.6 are the only representations and warranties being made with respect to Taxes of the Acquired Companies, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto. Except as set forth in this Section 4.6, the Company makes no representation or warranty regarding the amount, value or condition of, or any limitation on, any losses, deductions, Tax credits and similar items of the Acquired Companies (each, a “Tax Attribute”), or the ability of the Acquired Companies, Buyer or any of their Affiliates to utilize such Tax Attributes after the Closing.

Section 4.7 Title to Personal Property. The Acquired Companies have (in the case of owned personal property) good and valid title to, or (in the case of leased personal property) a valid leasehold interest in, (a) all of the tangible assets reflected in the Interim Financial Statements, free and clear of all Liens (other than Permitted Liens), excluding any assets sold or disposed of by any Acquired Company in the Ordinary Course of Business since the Balance Sheet Date, and (b) all property and assets used in or necessary for the conduct of an Acquired Company’s business as presently conducted in the Ordinary Course of Business. The Acquired Companies’ material tangible assets or properties are in good operating condition (normal wear and tear excepted) and are fit, in all material respects, for use in the Ordinary Course of Business. The Acquired Companies own, or have a valid leasehold interest in, all properties and material assets necessary for the conduct of its business as presently conducted.

Section 4.8 Real Property. The Acquired Companies do not own any real property. Schedule 4.8 of the Company Disclosure Schedules sets forth a complete list of the Leased Real Property, including a true and complete list of all Leases for each parcel of Leased Real Property as of the Closing Date. The Leased Real Property listed on Schedule 4.8 of the Company Disclosure Schedules comprises all real property interests used in the conduct of the business of the Acquired Companies as presently conducted. With respect to each of the Leases, (a) each Lease is legal, valid, binding, enforceable on the applicable Acquired Company, and in full force and effect, subject to the General Enforceability Exceptions; (b) neither the applicable Acquired Company nor, to the Company’s Knowledge, any other party to such Lease, is in breach or default under such Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; (c) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (d) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Acquired Companies have delivered to Buyer a true and complete copy of each Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) as in effect as of the date hereof.

Section 4.9 Compliance with Laws. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules:

(a) The Acquired Companies are, and have been for the last five (5) years, in compliance in all material respects with all Laws and Orders applicable to its business.

(b) No Acquired Company has received a written or, to the Company’s Knowledge, other notification from any Governmental Authority asserting that the Acquired Company is not in compliance in any material respect with any Law or Order.

(c) No Acquired Company has made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing regarding any Law.

(d) No Acquired Company, nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Acquired Company, is currently, or has been in the last five (5) years: (i) a

Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s IRS (collectively, “Trade Control Laws”).

(e) No Acquired Company, nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Acquired Company, has in the last five (5) years made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(f) During the five (5) years prior to the date hereof, no Acquired Company has, in connection with or relating to the business of the Acquired Company, received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 4.10 Permits. Each Acquired Company possesses, and is in compliance in all material respects with, all terms and conditions of, all licenses, approvals, permits, and authorizations of any Governmental Authority necessary to operate its business as currently conducted (collectively “Permits”). The Company has made available to Buyer true, correct and complete copies of all Permits. No Acquired Company is in material default or violation under any of the Permits, and, to the Company’s Knowledge, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of or violation under any of the Permits. There are no Actions pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened relating to the suspension, revocation or modification of any of the Permits.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth a complete list of (i) all employee welfare benefit plans or employee pension benefit plans, and (ii) all other severance pay, enhanced redundancy, salary continuation, termination pay, bonus, incentive, stock option, stock purchase, equity or equity-based incentive, retirement, pension, profit sharing, welfare, fringe benefit, retention, change of control, employment, individual consulting, or deferred compensation, vacation, paid time off, and any other benefit or compensation plans, Contracts, programs, funds, or arrangements of any kind to which an Acquired Company sponsors, or maintains, makes or is required to make payments, transfers, or contributions or under or with respect to which an Acquired Company has any current or contingent liability or obligation (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).

(b) Copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination letters from HMRC with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) all insurance policies, trust agreements, or other funding arrangements, and (v) any material written correspondence with any Governmental Authority.

(c) Each Employee Plan (as this relates to the Acquired Companies) has been established, maintained, funded, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and with all applicable Laws. With respect to each Employee Plan, all contributions, premiums and other payments that are due have been timely paid or made, and any such amounts not yet due have been paid, made or properly accrued.

(d) No employee or former employee of any Acquired Company acquired any rights in connection with an occupational pension scheme which have become obligations or liabilities of any member of the Company pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or the Acquired Rights Directives (EC Directive 2001/23/EC).

(e) Each Acquired Company has complied in all material respects with its obligations relating to stakeholder pension schemes including without limitation under the Welfare Reform and Pensions Act 1999, the Stakeholder Pension Schemes Regulations 2000 (SI 2000/1403), and the Financial Services and Markets Act 2000.

(f) Each Acquired Company has complied with its obligations in relation to automatic enrolment under the Pensions Act 2008.

(g) No discrimination on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by any Acquired Company in relation to any of its employees.

(h) There is no pending or, to the Company’s Knowledge, threatened, assessment, complaint, claim, Action, proceeding, or investigation of any kind with respect to any Employee Plan (other than routine claims for benefits).

(i) Except as required by Law, no Employee Plan provides, and the Acquired Companies have not promised to provide any, benefits, including death or medical benefits, beyond termination of service or retirement other than routine benefits payable following retirement or routine benefits payable to a surviving spouse or dependent of a deceased Employee Plan member.

(j) Except as set forth on Schedule 4.11(j) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will: (i) result in any payment or benefit becoming due to any current or former employee, officer, director manager, or other individual service provider of an Acquired Company, (ii) increase, or result in any acceleration of the time of payment, funding or vesting of, any compensation or benefit otherwise payable or due to any current or former employee, officer, director or other individual service provider of an Acquired Company, or result in the forgiveness of any such individual’s indebtedness, or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Employee Plan.

Section 4.12 Material Contracts.

(a) Set forth on Schedule 4.12(a) of the Company Disclosure Schedules is a list of the following Contracts to which an Acquired Company is a party (the Contracts set forth and required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) each Contract (A) limiting the right of the Acquired Company to (x) materially engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any customer, (B) containing exclusivity or minimum purchase obligations binding on the Acquired Company, or (C) containing any “most favored nation” or similar pricing provision binding on the Acquired Company;

(ii) each collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association (each a “Labor Agreement”);

(iii) any pension, profit sharing, stock option, equity or equity-based, non-qualified deferred compensation, employee stock purchase or other plan, program, policy, agreement or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise) to current or former directors, officers, employees, independent contractors, service providers or consultants;

(iv) each license or Contract (A) relating to the licensing, ownership or use of, or granting of any rights or covenants with respect to, Intellectual Property or Intellectual Property Rights by the Acquired Company to a third party or by a third party to the Acquired Company, or (B) affecting the Acquired Company’s ability to use, enforce, or disclose any Intellectual Property (including concurrent use Contracts, coexistence arrangements, settlement Contracts and consent to use Contracts), in each case, except for the following: (v) shrink-wrap or click-wrap software licenses or end-user licenses, in each case to unmodified software that is generally commercially available, (w) Contracts with employees entered into in the Ordinary Course of Business, (x) licenses of Open Source Software, (y) non-exclusive licenses of Intellectual Property or Intellectual Property Rights granted by (i) the Acquired Company to its customers or (ii) to the Acquired Company by a third party, in each case of (i) and (ii), in the Ordinary Course of Business, and (z) nondisclosure agreements entered in the Ordinary Course of Business;

(v) each Contract relating to the incurrence, assumption or guarantee of any Company Debt or other indebtedness, or imposing a Lien (other than a Permitted Lien) on any of the assets of the Acquired Company;

(vi) each Contract under which the Acquired Company has advanced or loaned money to any other Person;

(vii) each Contract providing for severance, retention, change in control or other similar payments or benefits entered into outside of the Ordinary Course of Business;

(viii) each Contract pertaining to employment or engagement of any officer, director, employee, or independent contractor of the Acquired Company that provides for annual compensation in excess of £80,000;

(ix) each Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Acquired Company of any operating business or the capital stock or other Equity Interests of any other Person;

(x) each Contract that is a settlement, conciliation or similar agreement that imposes any material obligations (other than customary confidentiality obligations) upon the Acquired Company after the date hereof;

(xi) each Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Acquired Company after the date hereof in an amount in excess of £150,000 individually or £300,000 in the aggregate;

(xii) each Contract pursuant to which the Acquired Company is the lessee of any personal property, or the lessor of any real or personal property, which provides for annual payments in excess of £150,000;

(xiii) each Contract pursuant to which the Acquired Company permits any third party to possess or operate any of its real or personal property which is owned or controlled by the Acquired Company;

(xiv) each Contract with a Significant Customer;

(xv) each Contract with a Significant Supplier;

(xvi) each Contract with a term of more than one (1) year which is not terminable upon less than thirty (30) days’ notice without penalty and involves a consideration in excess of £150,000 annually payable to or by any Acquired Company (other than Contracts with customers or employees);

(xvii) each Contract agreement regarding any material indemnification provided to or by the Acquired Company outside the Ordinary Course of Business other than indemnification obligations set forth in Contracts with the customers of the Acquired Company related to the licensing, sale and/or marketing of Acquired Company products;

(xviii) each Contract in relation to a mutual marketing relationship, partnership or joint venture of the Acquired Company;

(xix) each Contract with any Governmental Authority;

(xx) each Contract with a Related Person; and

(xxi) any powers of attorney, other than powers of attorney entered into by the Sellers in connection with the Company Documents and the Reorganization.

(b) The Acquired Companies have heretofore made available to Buyer true and correct copies of all Material Contracts, including all amendments and modifications thereto. As so amended or modified, each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Companies, and, to the Company’s Knowledge, of the other parties thereto, subject only to the General Enforceability Exceptions. There is no breach or default in any material respect by an Acquired Company (with or without the lapse of time or the giving of notice, or both) or, to the Company’s Knowledge, by any third party under any Material Contract. To the Company’s Knowledge, no Material Contract is currently subject to or is expected to be subject to cancellation or any other modification (including non-renewal) by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery. To the Company’s Knowledge there is no breach or anticipated breach by the other parties to any Material Contract. There are no present renegotiations of, or attempts or requests to renegotiate, any terms of any of the Material Contracts, excluding negotiations regarding renewals, extensions, new sales and/or changing the number of licenses, done in the Ordinary Course of Business.

Section 4.13 Legal Proceedings. Except as set forth on Schedule 4.13 of the Company Disclosure Schedules, there is, and for the past five (5) years has been, no Action pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened by any Person against or otherwise affecting the Acquired Companies, or the officers or directors, of the Acquired Companies with respect to their activities for or on behalf of the Acquired Companies. The Acquired Companies are not currently subject to any judgment, settlement, award, order, injunction or decree involving any Governmental Authority or other Person. The Acquired Companies have not received any claim for indemnification from any Person or made any indemnification or contribution payments to any Person.

Section 4.14 Intellectual Property.

(a) Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedules, the Acquired Companies exclusively own all right, title and interest in the Company-Owned IP, and have the valid right or license to all other Company IP. The Company-Owned IP is not subject to any Lien, other than (i) Permitted Liens, and (ii) non-exclusive licenses of Intellectual Property or Intellectual Property Rights granted by the Acquired Companies in the Ordinary Course of Business.

(b) Schedule 4.14(b) of the Company Disclosure Schedules lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered. Each item of Company Registered Intellectual Property is valid, enforceable, and subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees due prior to the date of this Agreement in connection with the Company Registered Intellectual Property have been paid.

(c) The performance of the Acquired Companies’ obligations under this Agreement will not cause the forfeiture or termination of, nor to the Company’s Knowledge give rise to a right of forfeiture or termination of, any Company-Owned IP.

(d) There is no Action pending or, to the Company’s Knowledge, threatened, against the Acquired Companies relating to any Company-Owned IP and the Acquired Companies have not received any written notice of any claim and, to the Company’s Knowledge, no claim has been threatened, in each case that (i) challenges the validity, enforceability, use or ownership of any Company-Owned IP, or (ii) alleges that an Acquired Company infringes, misappropriates or otherwise violates any third party’s right in or to such third party’s own Intellectual Property or Intellectual Property Rights. To the Company’s Knowledge, no Acquired Company nor the conduct of the business of the Acquired Companies infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person. The Acquired Companies have not, in the past four (4) years, received any written notice from any Person alleging that the Acquired Companies have infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating, and has not in the past four (4) years infringed, misappropriated or otherwise violated, any of the Company-Owned IP or any Intellectual Property Rights exclusively licensed to an Acquired Company.

(e) Each current employee, consultant, and independent contractor of the Acquired Companies has entered into a valid and enforceable written agreement with an Acquired Company assigning all Intellectual Property and Intellectual Property Rights created by such Person within the scope of such Person’s duties to the Acquired Company and prohibiting such Person from using or disclosing the Acquired Company’s trade secrets or confidential information. To the Company’s Knowledge, no current or former employee, consultant, or independent contractor is in violation of any such agreement.

(f) None of the Software included in the Company-Owned IP (“Company Software”) uses or incorporates any Open Source Software under any license or manner requiring an Acquired Company to license, disclose or distribute any portion of proprietary source code constituting Company Software free of charge or under terms that require disclosure of source code in connection with such use of Open Source Software. The Acquired Companies have complied in all material respects with all applicable Open Source Software licenses used in connection with any Company Software.

(g) Except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property or Intellectual Property Rights for or under the direction of the Acquired Companies, and no such university, college, other educational institution or research center has a claim or right to claim any right in any of the foregoing. To the Company’s Knowledge, no current or former employee, independent contractor or consultant of the Acquired Companies who was involved in, or who contributed to, the creation or development of any Company-Owned IP has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, independent contractor or consultant was also performing services for the Acquired Company, where such performance would limit the Acquired Company’s ownership of or rights in such Company-Owned IP.

Section 4.15 Cyber Security.

(a) The Acquired Companies take commercially reasonable actions to protect (i) the Company-Owned IP, including the confidentiality of all trade secrets, know-how and confidential information included therein, and (ii) the integrity and security of the Company Systems from any unauthorized use, access, disclosure, destruction or modification, and no such use, access, disclosure, destruction or modification has occurred. The Company Systems (A) are sufficient for the current needs of the business of the Acquired Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (B) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses seats for all software as necessary for the operation of the business of the Acquired Companies as currently conducted,. To the Company’s Knowledge, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Company Systems that have caused any substantial disruption of or interruption in or to the use of such Company Systems. The Acquired Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their business, acts in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(b) The Acquired Companies maintain and enforce commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply in all material respects with all Data Security Requirements. The Acquired Companies comply with, and has complied with, all Data Security Requirements in all material respects. The use of any Personal Data by the Acquired Companies immediately following the Closing in substantially the same manner as such Personal Data was used by the Acquired Companies prior to the Closing will not result in a material breach or violation of, or constitute a default under, any Data Security Requirement. The Acquired Companies have not received any written, or the Company’s Knowledge, threatened, complaint, claim or demand from any Person with respect to any Security Incident.

Section 4.16 Insurance. Schedule 4.16 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, all policies of insurance and all fidelity or surety bonds, in each case, held by an Acquired Company (indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage). All such policies are in full force and effect in all material respects. Except as set forth on Schedule 4.16 of the Company Disclosure Schedules, and excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled in writing by the insurer, and, to the Company’s Knowledge, no written threat has been made by an insurer and received by an Acquired Company to cancel any insurance policy of the Acquired Company during such period. There is not, and there has not been since January 1, 2023, any pending claim that has been denied or rejected in writing by any insurer. The insurance coverage of the Acquired Companies is of a kind and type required by Law and Contract. The Acquired Companies are current in all premiums or other payments due under its insurance policies and have otherwise complied in all material respects with all of its obligations under each insurance policy.

Section 4.17 Personnel.

(a) A list of all employees and workers of each of the Acquired Companies, together with the particulars of each employee and worker and the principal terms of their employment and/or employment contract have been made available to Buyer.

(b) True and complete copies have been made available to Buyer of all contracts, handbooks, policies and other documents which apply to any of the employees and workers (where reduced to writing) of each of the Acquired Companies.

(c) Each employee employed as an employee in the United Kingdom has received a written statement of particulars of employment as required by section 1 of the Employment Rights Act 1996 to the extent they are so entitled.

(d) A list of all consultants or independent contractors providing services to the Acquired Companies under a consulting or independent contractor agreement together with particulars of each consultant or independent contractor and the principal terms of their contract have been made available to Buyer.

(e) Except as set forth on Schedule 4.17(e) of the Company Disclosure Schedules, the Acquired Companies are not a party to, bound by, nor subject to any Labor Agreement, and, (i) no labor union, works council, labor organization or other collective bargaining unit, or group of employees, represents or has claimed to represent any of the Acquired Companies’ employees, (ii) to the Company’s Knowledge, no union organizing activities are or have been underway or threatened with respect to the Acquired Companies within the past three (3) years, and (iii) no unfair labor practice charge, material labor grievance, material labor arbitration, strike, walkout, lockout, work slowdown, work stoppages, picketing, handbilling, or other material labor dispute is or has been underway or, to the Company’s Knowledge, threatened.

(f) The Acquired Companies are, and have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment for employees and workers, health and safety, wages and hours (including the classification of independent contractors, exempt and non-exempt employees and workers), immigration (including verification of employees’ right to work in the UK), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs and compliance with the requirements for collective consultation, where applicable, under the Trade Union and Labour Relations (Consolidation) Act of 1992 (“TULRA”), transfers of employment under TUPE, employee trainings and notices, workers’ compensation, labor relations, employee leave issues (including access to and payments made during leave), COVID-19, affirmative action and unemployment insurance.

(g) No Acquired Company has been a party to any “relevant transfer” (as defined in TUPE). No employee or worker has in the twenty-four (24) months preceding this Agreement had the terms of their employment varied for any reason as a result of or connected with a relevant transfer.

(h) Except as would not result in material liability for the Acquired Companies: (i) the Acquired Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law, Contract or company policy for the past three (3) years; and (ii) each individual who is providing or has provided services to the Acquired Companies and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes for the past three (3) years.

(i) To the Company’s Knowledge, no current or former employee or independent contractor of the Acquired Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to the Acquired Companies.

(j) The Acquired Companies have investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Company has Knowledge of. With respect to each such allegation that would reasonably be expected to give rise to a claim, the Acquired Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action.

Section 4.18 Environmental Matters. Except as set forth on Schedule 4.18 of the Company Disclosure Schedules:

(a) the Acquired Companies are, and have been, in compliance in all material respects with all Environmental Laws applicable to its operations and use of its properties and facilities (including the Leased Real Property) since January 1, 2020;

(b) the Acquired Companies have obtained and are in compliance in all material respects with all material Permits required by applicable Environmental Laws for the operation or occupation of its properties, assets and business as currently conducted, except for such noncompliance or failure to obtain which would not be reasonably likely to result in a Material Adverse Effect;

(c) to the Company’s Knowledge, there has been no Release of any Hazardous Material by or on behalf of any Acquired Company, including at the Leased Real Property, which requires cleanup or remediation pursuant to, or to any material liability under, any applicable Environmental Law;

(d) the Acquired Companies have not (i) received written or, to the Company’s Knowledge, other notice (except for notices that have been fully resolved) of any material violation of or material liability under any applicable Environmental Law, including under the citizen suit provisions of any Environmental Law; or (ii) been subject to or, to the Company’s Knowledge, threatened with any Action with respect to any Environmental Law; and

(e) the Acquired Companies have provided to Buyer all environmental reports prepared by or for the Acquired Companies materially bearing upon environmental matters with respect to any environmental liabilities of, or the operations of, the Acquired Companies and any property currently owned, leased or occupied by the Acquired Companies, in each case, which is in an Acquired Company’s possession or under its reasonable control.

Section 4.19 Conduct of Business in Ordinary Course. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, since December 31, 2023, (a) the Acquired Companies have conducted their business and operations in the Ordinary Course of Business and (b) there has not been a Material Adverse Effect.

Section 4.20 No Brokers. Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, no broker, finder or similar agent has been engaged by or on behalf of an Acquired Company, and no Person with which an Acquired Company has had any dealings is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

Section 4.21 Customers and Suppliers. Set forth on Schedule 4.21 of the Company Disclosure Schedules is a complete and correct list of the ten (10) largest customers (each a “Significant Customer”) of each Acquired Company in terms of the dollar volume billed to the Acquired Company’s customers during the fiscal year ending on December 31, 2023. Set forth on Schedule 4.21 of the Company Disclosure Schedules is a complete and correct list of the five (5) largest suppliers (each, a “Significant Supplier”) of each Acquired Company in terms of the dollar volume paid to the Acquired Company’s suppliers during the fiscal year ending on December 31, 2023. Since January 1, 2024 no Significant Customer or Significant Supplier has provided written or, to the Company’s Knowledge, other notice of its intent, or taken any action, to cancel, or decrease in any material respect the volume of payments to (in the case of Significant Customers) or goods or services supplied to (in the case of Significant Suppliers), or otherwise adversely change in any material respect its relationship with, the Acquired Company.

Section 4.22 Related Persons Transactions. Except as set forth on Schedule 4.22 of the Company Disclosure Schedules, no equityholder, Affiliate, officer, director, manager or member of the Acquired Companies or any Seller, or any immediate family member of any of the foregoing (each a “Related Person”): (a) owes any amount to the Acquired Companies nor does any Acquired Company owe any amount to (except in connection with an employment or independent contractor relationship), nor have the Acquired Companies committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, (b) is party to or involved in any Material Contract with an Acquired Company (except for an employment, ownership, or management relationship with the Acquired Company set forth on Schedule 4.22 of the Company Disclosure Schedules), or (c) has any financial interest in, or is a director, officer, manager or employee of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of an Acquired Company; provided that ownership of no more than five percent (5%) of the outstanding equity of a Person shall not be deemed to be an “interest” for the purposes of this Section 4.22.

Section 4.23 No Undisclosed Liabilities. The Acquired Companies do not have any material liabilities other than those: (a) specifically reflected and reserved against in the Company Financial Statements, (b) of the same nature as those reflected and reserved against in the Company Financial Statements and incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a material liability resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation or any environmental, health or safety matter) or (c) as set forth on Schedule 4.23 of the Company Disclosure Schedules.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules referenced in this Article V (collectively, the “Seller Disclosure Schedules”), each Seller hereby represents and warrants, severally as to itself and not jointly and severally, to and for the benefit of Buyer as follows:

Section 5.1 Authority; Enforceability; Title.

(a) Such Seller has all requisite power and authority or capacity, as the case may be, to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which such Seller is or will be a party (collectively, the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and its respective Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and the Seller Documents have been (or, as applicable, will be as of the Closing) duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

(b) Each Seller that is a corporation, limited liability company, limited partnership, trust or other form of legal entity has the requisite corporate, trust or other power and authority to execute and deliver this Agreement and its respective Seller Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All actions or proceedings to be taken by or on the part of such Seller and/or its Governing Body to authorize and permit the execution and delivery by such Seller of this Agreement and of its respective Seller Documents and the performance by it of its obligations hereunder and thereunder have been duly and properly taken.

(c) Such Seller is the record and beneficial owner of the Company Shares set forth opposite its name on Schedule 5.1(c) of the Seller Disclosure Schedules, and such Seller has good and valid title to such Company Shares, free and clear of all Liens, other than Liens created pursuant to applicable Laws. There is no Lien, option, right of pre-emption, right of first or last refusal or other third party right over any of the Company Shares owned by such Seller. Other than the Proxies, such Seller is not a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Equity Interests of the Company, or (ii) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of the Company. At the Closing, such Seller shall sell, transfer and convey the Company Shares owned by such Seller to Buyer free and clear of all Liens (other than restrictions on transfer under applicable Laws). Other than the

Company Shares set forth next to such Seller’s name on Schedule 5.1(c) of the Seller Disclosure Schedules, such Seller does not own any other Equity Interests of the Company, securities, instruments or rights convertible into Equity Interests of the Company.

Section 5.2 Legal Proceedings. There are no Actions pending or threatened in writing or, to such Seller’s actual knowledge, otherwise threatened by any Governmental Authority against such Seller that would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.3 Consents. Except as set forth on Schedule 5.3 of the Seller Disclosure Schedules, no Consent is required to be obtained by such Seller in connection with the execution or performance of, or the consummation by Seller of the transactions contemplated by, this Agreement or its respective Seller Documents, other than any Consent which, if not obtained, would not have a material impact on the ability of such Seller to consummate the transactions contemplated by this Agreement and its respective Seller Documents.

Section 5.4 No Brokers. Except as set forth on Schedule 5.4 of the Seller Disclosure Schedules, no broker, finder or similar agent has been engaged by or on behalf of Seller, and no Person with which Seller has had any dealings is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

Section 5.5 No Conflicts. Neither the execution and delivery of this Agreement or its respective Seller Documents by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (a) conflict with or result in a breach of any provisions of any Organizational Document of such Seller (if applicable), (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of such Seller or pursuant to any Contract to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to adversely affect in any material respect the ability of such Seller to consummate the transactions contemplated by this Agreement, or (c) subject to receipt of the requisite approvals referred to on Schedule 5.5 of the Seller Disclosure Schedules, violate any Order or Law applicable to such Seller or any of its properties or assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules referenced in this Article VI (collectively, the “Buyer Disclosure Schedules”), Buyer hereby represents and warrants to and for the benefit of the Company and the Sellers as follows:

Section 6.1 Securities Matters. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof.

Section 6.2 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has the requisite power and authority, to conduct its business as presently conducted.

Section 6.3 Authorization, Validity and Effect. Buyer has all requisite power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which Buyer is a party (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Buyer Documents have been (or, as applicable, will be as of the Closing) duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

Section 6.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or the Buyer Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.4(b) of the Buyer Disclosure Schedules, violate any Order or Law applicable to Buyer or any of its properties or assets.

(b) Other than as set forth on Schedule 6.4(b) of the Buyer Disclosure Schedules, no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

Section 6.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, and there are no material Orders to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, that would adversely affect Buyer’s performance under this Agreement, including the consummation of the transactions contemplated hereby.

Section 6.6 Certain Funds. Buyer has, and shall have available at and at all times prior to the Closing, sufficient cash or other sources of immediately available funds to pay all amounts payable by Buyer pursuant to this Agreement, and any other amounts incurred or otherwise payable by Buyer in connection with the transactions contemplated hereby, and there is no restriction on the use of such cash for such purposes. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s, its Affiliate’s or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

Section 6.7 No Brokers. No broker, finder or similar agent has been engaged by or on behalf of Buyer that is payable by an Acquired Company or a Seller, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation that is payable by an Acquired Company or a Seller, in connection with this Agreement or the transactions contemplated hereby.

Section 6.8 Due Diligence. Buyer acknowledges that it has had the opportunity to visit with the Company and meet with their officers and other representatives to conduct a due diligence review of the business, assets, liabilities, financial condition, cash flows and operations of the Acquired Companies.

Section 6.9 Independent Investigation; Acknowledgments; Non-Reliance. In connection with its investment decision, Buyer and/or its representatives have conducted a due diligence review of the Acquired Companies and their business, assets, liabilities, financial condition, cash flows and operations as desired by Buyer. The purchase of the Company Shares by Buyer and its consummation of the transactions contemplated hereby are not done in reliance upon any representation, warranty or omission by, or information from, any Seller, the Seller Representative, an Acquired Company or any of their respective Affiliates, employees, advisors or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in Article IV and Article V or the Seller Closing Certificate (in each case, as modified by the Schedules).

Section 6.10 Solvency. Immediately after the Closing, and assuming (i) the accuracy in all material respects of the representations and warranties of the Acquired Companies and the Sellers contained in this Agreement, (ii) the satisfaction of the conditions to Buyer’s obligation to consummate the Closing in Article VIII, and (iii) the Acquired Companies are solvent immediately prior to the Closing, then Buyer and the Acquired Companies, on a consolidated basis: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will not have unreasonably small capital with which to engage in its business; and (c) will not have incurred and will not have planned to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies.

Section 6.11 R&W Insurance Policy. Buyer has delivered to the Company and the Seller Representative a copy of the binder agreement for the issuance of the R&W Insurance Policy and the form of the R&W Insurance Policy, each in substantially final form.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1 Publicity. Except as may be required to comply with the requirements of any applicable Law, in each case, in the reasonable opinion of counsel to such Party, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of (a) with respect to such releases or announcements by Buyer or the Company, the Seller Representative and Buyer, (b) with respect to such releases or announcements by Buyer or the Company that refer to or include Scottish Enterprise (from and after the Closing Date), the Seller Representative, Buyer and Scottish Enterprise, or (c) with respect to such releases or announcements by any Seller, such Seller, Seller Representative and Buyer; provided, however, that, after the Closing, (i) the Company’s brokers shall be entitled to issue a “tombstone” or similar advertisement without obtaining such prior approval, so long as such “tombstone” or similar advertisement does not refer to the consideration paid or payable pursuant to this Agreement, (ii) in connection with any press release or public announcement required by Law, Buyer and the Seller Representative shall, to the extent possible, have the right to review and comment on such public announcement prior to its publication, (iii) except as required by Law, the aggregate Shareholder Consideration shall not be included in any press release or other public announcement issued or made by a Party, and (iv) the foregoing shall not prohibit any Party from making any press release or other public announcement that contains no more information than has already been disclosed pursuant to a press release or other public announcement issued pursuant to this Section 7.1. Notwithstanding the foregoing, each of Scottish Enterprise and Energy Ventures may disclose the terms of the transactions contemplated by this Agreement to its current or prospective Affiliates, partners, members, stockholders, general partners, and current or prospective limited partners or funding sources as reasonably necessary. For the avoidance of doubt, each Party may disclose the terms of this Agreement to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with the transactions contemplated by this Agreement or to otherwise comply with applicable Law.

Section 7.2 Records. With respect to the financial books and records, Tax Returns and minute books of the Acquired Companies relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, Buyer shall not cause or permit the destruction or disposal of such financial books and records without first offering to surrender them to the Seller Representative (on behalf of the Sellers), and (b) where there is an audit of an Acquired Company by any Taxing Authority that relates to any period prior to the Closing, Buyer shall allow each Seller and its representatives to, at their cost, make copies (to the extent permitted by Law) of the relevant books and records (including accountant work papers) of the Acquired Company during regular business hours.

Section 7.3 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated hereby.

Section 7.4 Release. Effective immediately following the Closing and subject to each Seller’s receipt of the applicable Shareholder Consideration payable to the Seller pursuant to this Agreement, each Seller hereby knowingly, fully, unconditionally and irrevocably releases, acquits and discharges forever (on behalf of the undersigned and any successors, assigns, constituent stockholders, members or partners, officers, employees, agents, heirs, executors, administrators and legal representatives of the undersigned that might allege a claim through him, her or it) (collectively, the “Releasors”), any and all claims, demands, proceedings, causes of action, orders, judgments, obligations, preemptive rights, stockholder rights, contracts, agreements, debts and liabilities of whatever kind or nature, whether at law or equity, that such Seller has or may have against Buyer, the Acquired Companies or any present or former director, officer, employee, stockholder, partner, member, representative, Affiliate or successor thereof (collectively, the “Releasees”), whether asserted or unasserted, known or unknown, contingent or noncontingent or past or present, arising or resulting from or relating, directly or indirectly, to the Seller’s status as an equityholder of the Company, the conduct, management or operation of the business and affairs of the Acquired Companies or any act, omission, event or occurrence, in each case prior to the Closing, including without limitation, those relating to (a) the Acquired Companies, (b) any Equity Interests held by such Seller, or (c) any rights or interests in any other securities of the Company (including any options or other rights to acquire shares or securities) including, without limitation, a breach of fiduciary duty in connection with the approval of the Company Documents, that the Releasors may have against the Releasees. Notwithstanding the foregoing, nothing in this paragraph will be deemed to constitute a release by such Releasor of (w) any right of the Releasor under this Agreement or any right of the Releasor or the Seller Representative under this Agreement (including, but, not limited to, the right to receive such Releasor’s respective portion of the Shareholder Consideration) or the Notes, (x) the right of service providers to the Acquired Companies (including the Completion Bonus Recipients) to receive the compensation and benefits to which they are entitled from Buyer or the Acquired Companies (including the Completion Bonuses) or any other rights of employees arising from their status as employees, whether by written employment or bonus agreement or otherwise, (y) all rights of any present or former directors, officers and employees to indemnification, exculpation and advancement of expenses under the organizational documents or other agreement or under any directors’ and officers’ liability insurance policies of the Acquired Companies, or (z) rights that may not be released as a matter of applicable Law. In addition, absent manifest error, upon acceptance of each payment of Shareholder Consideration (provided that such payment is made to the Releasor or the Seller Representative in accordance with and pursuant to the terms of this Agreement), each Seller will be deemed to have accepted all aspects of the calculation of such payment amount and any other matter associated therewith and unconditionally released and discharged Buyer, the Acquired Companies and any of their respective Affiliates, representatives, shareholders, directors, officers, employees and agents and any of their respective successors and assigns from any and all claims in connection with, or in any manner related to or arising under, such payment amount.

Section 7.5 R&W Insurance. By no later than the Closing, Buyer shall obtain a buyer-side representations and warranties insurance policy from the R&W Insurance Provider (the “R&W Insurance Policy”), insuring Buyer for Losses due to breaches of certain representations and warranties made by the Sellers and the Acquired Companies under Article IV, any of the

Sellers under Article V and under the Seller Closing Certificate, a substantially complete copy of which is attached as Exhibit C which shall expressly exclude any right of subrogation, contribution or similar rights in favor of any party against any Seller Related Parties (as defined herein), in each case, under or in connection with this Agreement and otherwise in respect of the transactions contemplated hereby, and provide that such Seller Related Parties may rely upon and enforce such anti-subrogation provisions as express third party beneficiaries. Furthermore, Buyer shall not amend, modify, or cancel such subrogation, third party beneficiaries or amendment provisions without the express written consent of the Seller. At the Closing, Buyer will pay all premiums, taxes, commissions, fees, costs and other payments and take all necessary actions to bind Buyer’s coverage under the R&W Insurance Policy. Buyer and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner without the prior written consent of the Seller Representative.

Section 7.6 Officer and Director Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company (the “Indemnified Parties”), as provided in the respective organizational documents or indemnification agreements with such Indemnified Parties, in effect immediately prior to the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date. Buyer shall ensure that such rights are not amended or otherwise modified in any manner that would adversely affect the rights of any Indemnified Parties unless such modification is required by Law or approved in writing by such Indemnified Party.

(b) On or prior to the Closing Date, the Company shall pay (100% of such amount shall be treated as a Selling Expense) for a non-cancelable run-off insurance policy (the “D&O Policy”), for a period of six (6) years after the Closing Date (i) to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company on or prior to the Closing Date, and (ii) which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company.

(c) The covenants contained in this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d) For the six (6) years following the Closing Date, Buyer shall not, and shall cause any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies following the Closing) not to, cancel, amend, or otherwise limit (i) the D&O Policy, (ii) the Company’s existing directors’ and officers’ liability insurance policy, (iii) any excess directors’ and officers’ liability insurance policies procured by the Company on or prior to the Closing, or (iv) any rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the Indemnified

Parties provided in the respective organizational documents or indemnification agreements with such Indemnified Parties. In the event that, following the Closing, Buyer, any of the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer and the Acquired Companies, as applicable, shall take best efforts action so that the successors or assigns of Buyer or the Acquired Companies, as the case may be, shall succeed to the obligations set forth in this Section 7.6.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of the Parties. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Parties) of the following condition:

(a) no Order shall have been entered by any Governmental Authority which would prohibit, restrain or otherwise make illegal the consummation of the Closing or cause such transactions to be rescinded.

Section 8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Buyer) of the following conditions:

(a) (i) the representations and warranties of the Sellers and the Acquired Companies contained in ARTICLE IV of this Agreement and of the Sellers in ARTICLE V of this Agreement (in each case, other than the Fundamental Representations) shall be true, correct and accurate in all respects (without giving effect to any “Material Adverse Effect”, “material”, “materiality” or other qualifications of similar import or effect set forth therein) as of date of this Agreement, except (x) to the extent that any such representation or warranty by its terms relates to a particular date or period of time (in which case, such representation and warranty shall be true, correct and accurate in all respects as of such particular date or period of time) and (y) that any failure of such representations and warranties to be true, correct and accurate in all respects shall be disregarded if such failure, individually or in the aggregate, would not and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, and (ii) the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Authority, Validity and Effect), Section 5.1 (Authority; Enforceability; Title), Section 5.2 (Legal Proceedings), Section 5.3 (Consents) and Section 5.5 (No Conflicts) (collectively, the “Fundamental Representations”), shall be true, correct and accurate in all respects (without giving effect to any “Material Adverse Effect”, “material”, “materiality” or other qualifications of similar import or effect set forth therein) except for inaccuracies that are de minimis as of date of this Agreement, except to the extent that any such representation or warranty by its terms relates to a particular date or period of time (in which case, such representation and warranty shall be true, correct and accurate in all respects except for inaccuracies that are de minimis as of such particular date or period of time);

(b) the covenants and agreements contained in this Agreement to be complied with or performed by the Acquired Companies or the Sellers on or before the Closing, including delivery of all items in Section 3.2, shall have been complied with or performed in all material respects;

(c) there shall not have occurred, since the date of this Agreement, a Material Adverse Effect in respect of the Acquired Companies; and

(d) the Reorganization shall have been completed by the Sellers pursuant to the Reorganization Documents and the Seller Representative shall have delivered to Buyer the final Reorganization Documents evidencing the completion of the Reorganization.

Section 8.3 Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Company on behalf of itself and the Seller Representative on behalf of the Sellers) of the following conditions:

(a) the representations and warranties of Buyer contained in ARTICLE VI of this Agreement shall be true, correct and accurate in all respects (without giving effect to any “Material Adverse Effect”, “material”, “materiality” or other qualifications of similar import or effect set forth therein) as of date of this Agreement, except (i) to the extent that any such representation or warranty by its terms relates to a particular date or period of time (in which case, such representation and warranty shall be true, correct and accurate in all respects as of such particular date or period of time) and (ii) that any failure of such representations and warranties to be true, correct and accurate in all respects shall be disregarded if such failure, individually or in the aggregate, would not and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b) the covenants and agreements contained in this Agreement to be complied with or performed by Buyer on or before the Closing, including delivery of all items in Section 3.3, shall have been complied with or performed in all material respects; and

(c) the R&W Insurance Policy shall be in full force and effect.

Section 8.4 Frustration of Closing Conditions. Neither Buyer, the Acquired Companies nor any Seller may rely on the failure of any condition set forth in Section 8.1 to be satisfied if such failure was primarily caused by such Party’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

ARTICLE IX

SURVIVAL; NO RECOURSE

Section 9.1 Survival. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements contained in this Agreement shall not survive the Closing (with the Parties hereto agreeing to contractually shorten any applicable statutes of limitation) and shall terminate as of the Closing and be of no further force and effect, such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Acquired Companies, any Seller, the Seller Representative or any of their respective past, present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (each of the foregoing, a “Seller Related Party” and, collectively, the “Seller Related Parties”), and there will be no liability of any of the Seller Related Parties in respect thereof, whether such liability has accrued prior to, at or after the Closing; provided, however, that the covenants and agreements contained in this Agreement which, by their terms, are to be performed after the Closing Date will survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.1 shall affect or otherwise limit any claim made or available under the R&W Insurance Policy.

Section 9.2 No Recourse. Except as set forth in Section 11.20, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the sole recourse of Buyer for any claims for a breach or failure of the representations and warranties of the Company and the Sellers shall be to make claims under the R&W Insurance Policy and thereafter Buyer shall have no recourse against the Company, Sellers or any other Party for such claims.

ARTICLE X

TAX MATTERS

Section 10.1 Tax Returns. Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company with respect to a tax period ending on or before the Closing Date that is required to be filed after the Closing Date and any Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. At least twenty (20) days prior to filing any such income or other material Tax Return, Buyer shall submit a copy of such Tax Return to the Seller Representative for the Seller Representative’s review and comment, and shall incorporate any reasonable comments of the Seller Representative to such Tax Return to the extent related to a tax period (or portion thereof) ending on or prior to the Locked Box Date.

Section 10.2 Cooperation; Tax Actions. In connection with the preparation of Tax Returns and any Actions relating to the Tax liabilities imposed on the Company (or any successor thereof), Buyer, on the one hand, and the Seller Representative, on the other hand, shall use commercially reasonable efforts to cooperate fully with each other, as and to the extent reasonably requested by the other Party (and at the requesting party’s expenses), including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or the conduct of, pursuit or defense of any Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Company to retain all material books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

Section 10.3 Tax Contests. If, after the Closing, any Governmental Authority issues to the Company (a) a notice of its intent to audit or conduct another Action with respect to Tax Returns for any Pre-Closing Tax Period, or (b) a notice of deficiency for Taxes for any Pre-Closing Tax Period, Buyer shall promptly notify the Seller Representative of its receipt of such communication from the Governmental Authority. The Company shall control any audit or other Action in respect of any Taxes or Tax Returns of the Company for which Sellers could reasonably be expected to incur a material liability (taking into account the provisions of this Agreement) (a “Tax Contest”); provided, however, (i) the Seller Representative, at the Sellers’ cost and expense, shall have the right to control any Tax Contest to the extent it relates primarily to Tax Returns for a Tax period ending on or prior to the Closing Date; and if the Seller Representative elects to so control any such Tax Contest, it shall keep Buyer and the Company reasonably informed of such proceeding, and shall not settle, resolve or abandon such Tax Contest without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed; (ii) the Seller Representative, at the Sellers’ cost and expense, shall have the right to participate in any Tax Contest to the extent it relates primarily to Tax Returns for a Straddle Period; and (iii) Buyer shall not, and shall not allow the Company to, settle, resolve, or abandon a Tax Contest (whether or not the Seller Representative controls or participates in such Tax Contest) to the extent it relates primarily to Tax Returns for any Pre-Closing Tax Period without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.

Section 10.4 Seller Tax Matters. Neither Buyer nor the Company nor any of their respective Affiliates shall, without the Seller Representative’s consent (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by applicable Law or under the terms of the R&W Insurance Policy, (a) amend, refile, revoke or otherwise modify any Tax Return or election with respect to Taxes for any Pre-Closing Tax Period; (b) file any Tax Return for any Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns or paid Taxes; (c) make or revoke an election on any Tax Return filed after the Closing Date with respect to a Pre-Closing Tax Period that materially and disproportionately adversely affects the Tax Returns for a Pre-Closing Tax Period or materially and disproportionately adversely affects the Taxes of any Seller; (d) extend or waive the applicable statute of limitations with respect to a Tax for a Pre-Closing Tax Period; (e) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns for a Pre-Closing Tax Period; or (f) enter (or pursue) any voluntary disclosure agreements with any Governmental Authority that relate to Taxes or Tax Returns for a Pre-Closing Tax Period, in each case, if such action could reasonably be expected to create or increase any Taxes borne by the Sellers (taking into account the provisions of this Agreement and the R&W Insurance Policy).

Section 10.5 Transfer & Stamp Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest, but excluding any Taxes based on or measured by gross or net income, however denominated) incurred in connection with the sale of the Company Shares to Buyer under this Agreement, shall be borne one hundred percent (100%) by Buyer.

Section 10.6 Section 338(g) Election. Each Party hereto acknowledges and agrees that Buyer, in its sole and absolute discretion, may (but is not obligated to) make or cause to be made an election under Section 338(g) of the Code (and any comparable provision of applicable U.S. state or local Tax Law) with respect to the purchase of the equity interests of one or more of the Company and any non-U.S. Company Subsidiary classified as a corporation for U.S. federal income tax purposes Companies (collectively, the “Section 338 Election”). If Buyer so makes, or causes to be made, the Section 338 Election, (i) Buyer shall be solely responsible for the preparation and filing of all forms and documents required in connection with the Section 338 Election and for all expenses related thereto, and (ii) the Seller Representative shall cooperate with requests from Buyer (subject to Buyer’s reimbursement for any out-of-pocket costs incurred in connection therewith) to take all actions reasonably necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely Section 338 Election, in accordance with Section 338(a) of the Code and the applicable Treasury Regulations promulgated thereunder.

ARTICLE XI

MISCELLANEOUS AND GENERAL

Section 11.1 Disclaimer; No Additional Representations; No Reliance.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES (AS MODIFIED BY THE SCHEDULES) MADE BY THE ACQUIRED COMPANIES AND THE SELLERS THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, RESPECTIVELY, OF THIS AGREEMENT, OR THE SELLER CLOSING CERTIFICATE, THE SELLERS, THE SELLER REPRESENTATIVE, THE ACQUIRED COMPANIES AND ANY OF THEIR AFFILIATES OR REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS AND THE BUSINESS OF THE ACQUIRED COMPANIES ARE BEING TRANSFERRED ON AN “AS IS” AND “WHERE IS” BASIS AND THE CONSUMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY ARE INSTEAD DONE ENTIRELY ON THE BASIS OF BUYER’S OWN INVESTIGATION, ANALYSIS, JUDGMENT AND ASSESSMENT OF THE PRESENT AND POTENTIAL VALUE AND EARNING POWER OF THE ACQUIRED COMPANIES. BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE ACQUIRED COMPANIES, THE SELLERS, THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER, ITS AFFILIATES OR REPRESENTATIVES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY. WITHOUT LIMITING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NONE OF THE ACQUIRED COMPANIES, THE SELLER REPRESENTATIVE OR ANY SELLER, NOR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT AFFILIATES OR REPRESENTATIVES, WILL HAVE OR BE

SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR BUYER’S USE OF ANY CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENTATION OR ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” AND ONLINE “DATA SITES,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (NOR HAS BUYER RELIED ON ANY SUCH INFORMATION IN DETERMINING TO ENTER INTO THIS AGREEMENT OR TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY), IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT OR THE SELLER CLOSING CERTIFICATE.

(b) EACH SELLER AND ACQUIRED COMPANY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT, BUYER AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND HAVE NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO THE SELLERS, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

(c) IN CONNECTION WITH BUYER’S REVIEW AND ANALYSIS OF THE ACQUIRED COMPANIES, BUYER (EITHER DIRECTLY OR THROUGH ITS REPRESENTATIVES) MAY HAVE RECEIVED FROM OR ON BEHALF OF THE ACQUIRED COMPANIES AND/OR REPRESENTATIVES THEREOF CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE). BUYER ACKNOWLEDGES AND AGREES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER HAS NOT RELIED UPON THE ESTIMATES, FORECASTS, BUDGETS, PLANS OR PROJECTIONS FURNISHED TO IT, (IV) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS SO FURNISHED TO BUYER (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS), AND (V) BUYER SHALL HAVE NO CLAIM, NOR SHALL IT OR ITS REPRESENTATIVES ASSERT ANY CLAIM, AGAINST THE ACQUIRED COMPANIES, ANY SELLER, THE SELLER REPRESENTATIVE OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO; AND BUYER IRREVOCABLY WAIVES AND RELEASES ANY CLAIM WITH RESPECT THERETO EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT OR THE SELLER CLOSING CERTIFICATE.

Section 11.2 Repayment of B&Y Facility. Promptly following the consummation of the transactions contemplated by this Agreement and in any event within one (1) Business Day following the Closing, Buyer shall cause the Company to pay by wire transfer in immediately available funds to Bridge & York an amount sufficient to fully satisfy, terminate and discharge in full the Acquired Companies’ obligations under the B&Y Facility (inclusive of principal, interest, fees, and expenses).

Section 11.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby (whether consummated or not) are to be paid by the Party incurring such expenses, except as otherwise expressly provided herein.

Section 11.4 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by (i) by Buyer without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) by the Sellers, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except that Buyer will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to: (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of (x) Buyer’s business and assets or (y) after the Closing, the Company’s business and assets; (2) assumes all of Buyer’s obligations hereunder or Buyer’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under this Section 11.4 will relieve Buyer any obligation hereunder.

Section 11.5 Third Party Beneficiaries. Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 11.6 Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

Section 11.7 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent by email (unless the sender receives an automated message indicating that delivery was unsuccessful), (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the date following sending if sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or the Company after the Closing:

Drilling Tools International, Inc.

3701 Briarpark Drive, Suite 150

Houston, TX 77042

Attention: David Johnson

Email: David.Johnson@drillingtools.com

with a copy to (which will not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Mike Blankenship

Email: mblankenship@winston.com

If to the Seller Representative:

Gregory Herrera

EV Private Equity

4 Albyn Terrace

Aberdeen, AB10 1YP

United Kingdom UK

Email: gh@evpe.com

with a copy to (which will not constitute notice):

DLA Piper LLP (US)

303 Colorado St., Ste. 3000

Austin, TX 78701

Attn: Alan Bickerstaff

Cassandra Cuellar

Email: alan.bickerstaff@dlapiper.com

cassandra.cuellar@us.dlapiper.com

DLA Piper Scotland LLP

Collins House, Rutland Square

Edinburgh EH1 2AAA

United Kingdom

Attn: Simon Rae

Email: simon.rae@dlapiper.com

If to Scottish Enterprise:

Scottish Enterprise

Atrium Court, 50 Waterloo Street

Glasgow G2 6HQ

United Kingdom

Attn: FAO the Head of Transactions (with a copy to the Head of Portfolio Management)

Email address: portfolio@scotent.co.uk

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

Section 11.8 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the Parties in connection herewith, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

Section 11.9 Captions. The headings and captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

Section 11.10 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by each of Buyer and the Seller Representative; provided, that any amendment to Section 11.18 shall also require a two-thirds (66.67%) vote of the Sellers with each such Seller (or his, her, or its successors or assigns) to be given a weighted vote based on its respective Consideration Percentage.

Section 11.11 Waiver. The Seller Representative and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the party against whom such extension or waiver is to be effective. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

Section 11.12 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Courts of the State of Delaware or, in the event such court does not have subject matter jurisdiction over such Action, any state or federal court sitting in Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the aforesaid courts sitting in Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. TO THE EXTENT

NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 11.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 11.13 Severability. Wherever possible, each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law and any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Company and/or the Seller Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a facsimile, portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature (e.g., DocuSign), and such facsimile, portable document format (.pdf), or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

Section 11.15 Enforcement of Agreement.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity. Accordingly, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy at Law, or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) In the event that any Action is commenced or threatened by any Party (the “Claiming Party”) pursuant to Section 11.15(a) to specifically enforce the consummation of the Closing against any other Party (the “Defending Party”), if the Claiming Party is the prevailing party in such Action, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Claiming Party in connection with such Action will be reimbursed by the Defending Party; provided, that if the Claiming Party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party on an equitable basis. For purposes hereof, and without limitation, the Claiming Party will be deemed to have prevailed in any Action described in the immediately preceding sentence if the Claiming Party commences or threatens any such Action and such underlying claim(s) are subsequently dropped or voluntarily dismissed upon the Defending Party’s consummation of the Closing.

Section 11.16 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Currency. Any reference in this Agreement to $ or US Dollars shall be construed as a reference to the lawful currency of the United States. Any reference in this Agreement to £ or Pounds Sterling shall be construed as a reference to the lawful currency of the United Kingdom.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including”, or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) To the Extent. The phrase “to the extent” means “the degree by which” and not “if”.

(ix) Made Available. A document shall be deemed to have been “made available” to Buyer if it has been made available or otherwise accessible by Buyer for at least 48 hours prior to the date of this Agreement by means of the virtual data room established by the Company in connection with the transactions contemplated hereby.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.17 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any entity or person who is not a Party; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and/or the Company Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules or the Company Disclosure Schedules is or is not material for purposes of this Agreement.

Section 11.18 Matters Relating to the Seller Representative.

(a) Subject to Section 11.18(g) below, for purposes of this Agreement, each Seller, without any further action on the part of such Seller, by virtue of such Seller’s execution of this Agreement, shall be deemed to have consented to the appointment of the Seller Representative as the attorney-in-fact for and on behalf of each such Seller, and the granting to the Seller Representative of the full power and authority to represent all of the Sellers with respect to all matters arising under this Agreement in the sole discretion of the Seller Representative, and to do all things and to perform all acts on behalf of the Sellers, including waiving rights, discharging liabilities and obligations, settling disputes and actions, and the defense or settlement of any claims against the Sellers with respect to this Agreement. All actions taken by the Seller Representative in accordance with the terms hereof shall be conclusive and binding on the Sellers as if expressly confirmed and ratified in writing by each of the Sellers. Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority on behalf of all of the Sellers to consummate the transactions contemplated hereby (including by waiving any closing conditions to the extent permitted by Law). Any and all decisions and actions by the Seller Representative permitted by this Agreement shall be binding upon all of the Sellers, and each Seller waives the right to object, dissent, protest or otherwise contest the same. Buyer and, after the Closing Date, the Company may deal solely with and rely solely on the Seller Representative as the representative of all of the Sellers. Buyer and, after the Closing Date, the Company shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding on such Seller, in each case, to the extent such power has been granted to the Seller Representative pursuant to this Section 11.18. In acting in such capacity hereunder, the Seller Representative shall incur no liability to any Seller except by reason of its violation of applicable Law, fraud, intentional misconduct, intentional failure to perform its obligations under this Agreement or gross negligence. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any one or more Sellers or by operation of applicable Law, whether by death, divorce or other event.

(b) All decisions and actions by the Seller Representative shall be binding upon the Sellers, and each Seller waives the right to object, dissent, protest or otherwise contest the same.

(c) The Seller Representative shall not incur any liability to any Seller by virtue of the failure or refusal of such Seller, for any reason, to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions constituting Fraud. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Seller Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice.

(d) For the avoidance of doubt, all references to Seller in Sections 11.17(a), (b), and (c) shall include the Seller Leakage Payors in their capacity as such.

(e) Notwithstanding anything in this Agreement to the contrary, in the event that the Seller Representative becomes unable or unwilling to continue in his capacity as Seller Representative, resigns as the Seller Representative, or ceases to exist for any reason, then a successor Seller Representative shall be elected by a two-thirds (66.67%) vote of the Sellers with each such Seller (or his, her, or its successors or assigns) to be given a weighted vote based on its respective Consideration Percentage. If the Sellers are unable to or do not elect a successor Seller Representative within a reasonable period (not to exceed ninety (90) days), the Company shall be entitled to petition a court of competent jurisdiction to appoint a successor Seller Representative from among the Sellers. Each successor Seller Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement on the original Seller Representative, and the term “Seller Representative” as used in this Agreement shall be deemed to include each successor Seller Representative. Following the appointment of a subsequent Seller Representative, the subsequent Seller Representative shall provide notice of such assignment to Buyer and the Company. Such appointment will be effective upon the date indicated in the notice.

(f) The Sellers shall severally, in accordance with their respective Consideration Percentages, indemnify the Seller Representative and hold he, she or it harmless from and against any Losses that may at any time be actually imposed upon or incurred by the Seller Representative in such capacity and in any way relating to or arising out of the Seller Representative’s acceptance or administration of his, her or its duties under this Agreement, except for Losses that result from the Seller Representative’s violation of applicable Law, fraud, intentional misconduct, intentional failure to perform its obligations under this Agreement or gross negligence.

(g) Notwithstanding anything to the contrary in this Section 11.18, the Seller Representative shall not be deemed to be an attorney-in-fact for or on behalf of Scottish Enterprise. The Company, Buyer and Scottish Enterprise agreed that the consent of Scottish Enterprise shall not be required with respect to any amendment, decision, waiver, vote or consent made or approved by the Seller Representative in accordance with this Agreement so long as such amendment, decision, waiver, vote or consent does not materially increase, change or alter Scottish Enterprise’ rights and obligations under this Agreement.

Section 11.19 Waiver of Transfer Restrictions. In connection with the transactions contemplated by this Agreement, each Seller separately and individually hereby irrevocably waives the provisions of any Organizational Documents or Contract to which any Seller is a party or a beneficiary to the extent that such provisions might apply to, impede or interfere with the transactions contemplated hereby, including any required notices or Consents, transfer restrictions, rights of pre-emption, rights of first refusal, rights of first offer or negotiation and other provisions relating to the transfer of any Company Shares by any Seller pursuant to this Agreement.

Section 11.20 Fraud. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit the right of any party hereto (or such party’s Affiliates) with respect to claims related to Fraud, it being specifically acknowledged and agreed by Sellers and the Company that the representations and warranties set forth in this Agreement were a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby and that Buyer has specifically and justifiably relied on such representations and warranties in agreeing to enter into this Agreement and consummate the transactions contemplated hereby. No Seller shall be liable for Fraud committed by any other Seller or any Acquired Company, or their respective Affiliates or representatives.

Section 11.21 Legal Representation.

(a) The Parties acknowledge and agree, on their own behalf and on behalf of their respective directors, officers, employees, members, partners, representatives and affiliates that the Company and Energy Ventures are clients of DLA Piper LLP (US) and DLA Piper Scotland (collectively, “DLA Piper”), respectively and not any of the other Sellers. After the Closing, it is possible that DLA Piper will represent one or more Sellers and/or the Seller Representative and their respective affiliates (collectively the “Seller Group”) in connection with the transactions contemplated by this Agreement. Each of the Parties hereby agree that DLA Piper (or any successor) may represent all or a portion of the Seller Group in the future in connection with issues that may arise under this Agreement and any issues that are substantially related to this Agreement, including with respect to any matter or dispute adverse to Buyer, the Acquired Companies or any of their respective affiliates that either are existing on the date hereof or that arise in the future. The Parties consent to the possible representation contemplated in this Section 11.21 and waive any conflict of interest that may arise. Each Party shall cause its respective affiliates to consent to the possible representation contemplated in this Section 11.21 and to waive any conflict of interest that may arise from such representation. The Parties acknowledge that such consent and waiver is voluntary and that such Parties have consulted with counsel or have been advised they should provide such consent.

(b) Buyer and the Company waive and agree that neither Buyer nor the Acquired Companies shall have the right to assert the attorney-client privilege with respect to any pre-closing or post-closing communications between DLA Piper, the Acquired Companies (including its officers and representatives) and the Sellers or with respect to any pre-closing communication between DLA Piper and the Company. The Parties agree that only the Seller Representative shall be entitled to assert or waive the attorney-client privilege as outlined in this Section 11.21 and that such privilege will not transfer to Buyer or the Company in connection with the transactions contemplated by this Agreement; provided, however, that the Seller Representative shall not waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of the respective rights or obligations of the Sellers existing under this Agreement. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Acquired Companies and a Person other than a Seller after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by DLA Piper to such Person.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement to be effective as of the day and year first above written.

BUYER:

DRILLING TOOLS INTERNATIONAL, INC.

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

COMPANY:

CASING TECHNOLOGIES GROUP LIMITED

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Chairman

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

SELLER REPRESENTATIVE:

Gregory John Herrera

By:	/s/ Gregory John Herrera
Name:	Gregory John Herrera

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SELLER:

Stephen Kent
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent

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SELLER:

Simon Henry Dyer Cowie
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Stuart Ferguson
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Reservoir Technical Services Limited
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Ralph Herrera_
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Ross Haworth_
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Neil Hathaway
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Magnus Wardle
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Mark Presslie_
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Maureen Davidson
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Lance Stephen Davis
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Kirsteen Morrison
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Keith Herrera
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

John Prescott
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Jamal El-Debais
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Isobel Vorenkamp
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Ian Valentine
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Helena Quinn
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Gillian Hastings
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

David Stephenson
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Douglas Sedge
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Derek Herrera
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Carel Hoyer
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Gareth Jones
Name of Seller

By:	/s/ Stephen Kent
Name:	Stephen Kent
Title:	Attorney-in-Fact

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SELLER:

Edward Scott
Name of Seller

By:	/s/ Peter Scott
Name:	Peter Scott
Title:	Executor of Edward Scotts’ Estate

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SELLER:

Scottish Enterprise
Name of Seller

By:	/s/ Scott Mcintosh
Name:	Scott Mcintosh
Title:	Team Leader

[Signature Page to Share Purchase Agreement]

SELLER:

Energy Ventures III L.P.
Name of Seller

By:	/s/ Jonathan Hunter
Name:	Jonathan Hunter
Title:	Director

[Signature Page to Share Purchase Agreement]

EXHIBIT A

Reorganization

EXHIBIT B

Definitions

The definitions of terms capitalized and used throughout this Agreement are as follows:

“2023 Annual Financial Statements” has the meaning set forth in Section 4.5(a).

“A Ordinary Shares” means the A Ordinary Shares of the Company.

“Accounting Standards” means the Financial Reporting Standard 102: the Financial Reporting Standard applicable in the United Kingdom and the Republic of Ireland issued by The Financial Reporting Council, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practices in the United Kingdom and the Companies Act.

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Action” or “Actions” means any lawsuit, action, charge, complaint, inquiry, mediation, audit, examination, investigation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other similar proceeding or adjudicative matter by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, each as amended.

“B Ordinary Shares” means the B Ordinary Shares of the Company.

“B&Y Facility” means the Facility Agreement, by and among the Company, Deep Casing Tools Limited and Industrial Finance & Leasing Limited (“Bridge & York”), dated December 1, 2022 and any related floating charge, loan and collateral security documents or other similar agreements entered into in connection with the transactions evidenced by such Facility Agreement.

“Balance Sheet Date” means January 31, 2024.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks located in Houston, Texas, London, England, United Kingdom or Edinburgh, Scotland, United Kingdom are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Date Transaction” means any transaction engaged in by the Acquired Companies on the Closing Date, which occurs after the Closing at the direction of Buyer that is not contemplated by this Agreement and is outside the Ordinary Course of Business, including any transaction engaged in by any Acquired Company in connection with the financing of any obligations of Buyer or the Acquired Company to make a payment under this Agreement.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Documents” has the meaning set forth in Section 6.3.

“Claiming Party” has the meaning set forth in Section 11.15(b).

“Class C Preference Shares” means the Class C Preference Shares of the Company.

“Class C2 Preference Shares” means the Class C2 Preference Shares of the Company.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth opposite the term “Closing Date Payment” as set forth in the Consideration Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights that require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; or (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person.

“Companies Act” means the Companies Act 2006, as amended.

“Company” has the meaning set forth in the preamble.

“Company Shares” has the meaning set forth in the Recitals.

“Company Debt” means, as of immediately prior to the Closing, without duplication, any liability or obligation of the Acquired Companies, together with any accrued and unpaid interest thereon and any amounts required to fully satisfy and discharge such liability or obligation, including any such amounts to be paid at the Closing pursuant to the Payoff Letters, (a) for borrowed money or obligations in substitution or exchange thereof (including the current portion thereof and any accrued interest), (b) in respect of bonds, debentures, notes, or other similar instruments or debt securities, (c) in respect of letters of credit and bankers’ acceptances or similar credit, performance or surety transactions, but only to the extent drawn, (d) in respect of any obligations to pay the deferred purchase price of, or other costs and expenses related to the acquisition of, assets, businesses, property, goods or services completed prior to Closing (including earn-outs (at the maximum amount payable in respect thereof), seller notes, holdbacks and direct financing leases or other unpaid purchase price obligations or similar obligations) incurred outside of the Ordinary Course of Business, (e) in respect of cash or book overdrafts, (f) arising out of interest rate, currency or other hedging arrangements, (g) owing to any Related Person, (h) secured by a Lien (other than a Permitted Lien), (i) in respect of declared and unpaid dividends or other distributions, and (j) in respect of guaranteeing obligations of any other Person of the type described in the foregoing clauses; provided, that, notwithstanding any other provision of this Agreement, Company Debt shall not include any of the liabilities or obligations of the Acquired Companies under, pursuant to or in connection with any letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn or in connection with any customer contracts, proposals or otherwise.

“Company Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Company Documents” has the meaning set forth in Section 4.4(a).

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company IP” means all Intellectual Property or Intellectual Property Rights owned, in whole or in part, by the Company or exclusively licensed to the Company, including the Company Registered Intellectual Property.

“Company’s Knowledge” means the actual knowledge of Steve Kent, David Stephenson and Donna Laing.

“Company-Owned IP” means Company IP that is owned or purported to be owned by any of the Acquired Companies.

“Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered service marks and trademarks and applications to register service marks and trademarks, (c) registered copyrights and applications for copyright registration, and (d) Internet domain name registrations, in each case, of clause (a) through (d) that is Company-Owned IP and which have not expired.

“Company Systems” means all of the following used by or for, or otherwise relied on by, the Acquired Companies: servers, hardware systems, software, websites, databases, circuits, networks and other computer and telecommunication assets and equipment, and all other information technology equipment and related items of automated, computerized or software systems, together with all information contained therein or transmitted thereby, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Completion Bonus” means each Bonus set forth in the Consideration Schedule under the heading “Completion Bonus”.

“Completion Bonus Recipient” means each individual entitled to a Completion Bonus, as set forth in the Consideration Schedule.

“Completion Proceeds” has the meaning set forth in Section 2.4(a).

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a third party (including a Governmental Authority) in connection with the consummation of the transactions provided for in this Agreement.

“Consideration Percentage” means, with respect to each Seller, the percentage set forth in the column opposite such Seller’s name on the Consideration Schedule.

“Consideration Schedule” means schedule attached hereto as Exhibit D.

“Contracts” means all agreements, contracts, arrangements, understandings, commitments, undertakings, instruments, obligations, plans, leases, licenses, indentures, notes, bonds, mortgages and other agreements (other than purchase orders and sale orders) that are legally binding.

“D Shares” means the D Shares of the Company.

“D&O Policy” has the meaning set forth in Section 7.6(b).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Data, payment card data, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Acquired Companies: (a) the Acquired Companies’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (b) all applicable Laws (including but not limited to, EU Regulation 2016/679) (“GDPR”), GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, any laws or regulations ratifying, implementing, adopting, supplementing or replacing the GDPR, the UK Data Protection Act 2016, any laws and regulations implementing or made pursuant to EU Directive 2002/58/EC (as amended by 2009/136/EC) and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003), and (c) Material Contracts.

“Defending Party” has the meaning set forth in Section 11.15(b).

“Deferred Shares” means the Deferred Shares of the Company issued in connection with the Reorganization.

“DLA Piper” has the meaning set forth in Section 11.21.

“DLA Piper Scotland” means DLA Piper Scotland LLP.

“DLA Piper Scotland Trust Account” means that certain client account with the name DLA Piper Scotland LLP General Client Account, with the account number ending 9234 and held at the Royal Bank of Scotland.

“DLA Piper Solicitor’s Undertaking” means the agreement between DLA Piper Scotland, Buyer and the Sellers.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.11(a).

“Energy Ventures” means Energy Ventures III LP, a limited partnership registered in Guernsey.

“Enterprise Value to Equity Bridge” means the Enterprise Value to Equity Bridge set forth on Exhibit F.

“Environment” means soil, water, surface waters, groundwater, land, stream sediments, air and other environmental media.

“Environmental Law” means all Laws or Orders with respect to pollution, protection of the Environment, concerning public health and safety or worker health and safety.

“Equity Interests” means any common or preferred stock, membership interest, capital stock, other equity interest, other ownership interest or voting interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights (including phantom units, call rights, rights to any payment or other value based on the revenues, earnings or financial performance, or any similar Contract), warrants or options to acquire any of the foregoing securities or interests of or in any Person, including (a) with respect to a corporation, any and all shares of capital stock or other Commitments, or (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests or other Commitments.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Family Member” means with respect to any Seller who is a natural person (a) a spouse, civil partner, brother, sister, son(s) or daughter(s) (including step-children) of that person, and (b) a trust of which the beneficiaries are any individual specified in (a).

“Fraud” means actual, knowing and deliberate fraud in the making of the specific representations and warranties expressly set forth in Article IV, Article V or Article VI (as modified by the Schedules) or the Seller Closing Certificate, committed by the Party in the making of such express representation and warranty. For clarity, (x) a claim for Fraud may only be made against the Person committing such Fraud, and (y) “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, any torts (including fraud), any other equitable claim, or any fraud premised on negligence or recklessness.

“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“GAAR” has the meaning set forth in Section 4.6(q).

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“Governing Body” means, with respect to any Person, the board of directors, the board of managers, the managing member, the manager, the trustee or such other governing body of such Person.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any government or political subdivision, whether supranational, national, federal, state, local or foreign, or any agency, commission, department or instrumentality of any such government or political subdivision, or any supranational, national, federal, state, local or foreign court, tribunal or any (public or private) arbitrator or arbitral body.

“Hazardous Material” means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapor, electromagnetic charge or radiation, whether alone or in combination, which (a) is capable of causing harm to or having deleterious effect on the Environment; (b) is capable of being a nuisance; or (c) is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste.

“HMRC” means His Majesty’s Revenue & Customs.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Intellectual Property” shall mean and includes algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, Web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” means all proprietary rights to or in Intellectual Property in any jurisdiction throughout the world, including the following: (a) patents and applications therefor, and patent disclosures and any reissue, continuation, continuation-in-part, correction, provisional, divisional, extension or reexamination thereof, (b) inventions, trade secrets, confidential information, and know-how, (c) trademarks, service marks, trade names, trade dress, logos, slogans, brand names, Internet domain names, and other indicia of source of origin and all registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights and all works of authorship (whether or not copyrightable, and whether registered or unregistered), including mask works rights, database rights and moral rights, and registrations and applications therefor, and (e) rights in Software.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Labor Agreement” has the meaning set forth in Section 4.12(a)(ii).

“Law” means any supranational, national, federal, state, local or non-U.S. law, statute, common law, code, ordinance, regulation, Order, or rule, directive, determination, judgment, injunction, ruling, award, writ or any other order of any Governmental Authority having the force or effect of law.

“Leakage” means any of the following if but only to the extent, undertaken by any Acquired Company between 12:01 a.m. UK time on the Locked Box Date and 11:59 p.m. UK time on the Closing Date, other than Permitted Leakage: (a) any dividend or other form of distribution, whether in cash or in kind, paid by any Acquired Company to, or for the benefit of any Leakage Recipient; (b) any payments made by any Acquired Company to, or for the benefit of, any Leakage Recipient (including any such payments made in connection with the reduction, redemption, purchase or repayment of any securities of any Acquired Company or any other return of capital); (c) any management, service, royalty, consultancy or other charges or fees, costs, bonuses or other sums paid or incurred by any Acquired Company (including directors’ fees or monitoring fees) to, or for the benefit of, any Leakage Recipient or any director, officer or employee thereof (“Bonuses”); (d) the waiver or release by any Acquired Company of any amount owed to it by any Leakage Recipient; (e) any payment or incurrence of interest or principal in respect of any indebtedness owed by any Acquired Company to any Leakage Recipient outside the Ordinary Course of Business; (f) any assumption, waiver, discharge, forgiveness, discount, release or referral by any Acquired Company of any liability of any Leakage Recipient; (g) any payment by any Acquired Company of any expenses that would be considered Selling Expenses if the same had been unpaid at Closing incurred by any Acquired Company or any Leakage Recipient; (h) the transfer of any asset by any Acquired Company to any Leakage Recipient or the provision by any Acquired Company of any security, indemnity, guarantee or surety for any obligation or liability of any Leakage Recipient; (i) any payment for the purchase of any asset, right, value or benefit to a Leakage Recipient by or on behalf of any Acquired Company; (j) except in respect of the Reorganization, the allotment or issue of any share or any capital of any of the Acquired Companies; (k) the payment of any fees or costs which are or were incurred by any Acquired Company in connection with any of the foregoing; (l) any agreement by any Acquired Company with any Seller to take any of the actions referred to above; and (m) any liability to Tax incurred by any Acquired Company in respect of any of the foregoing matters, excluding (i) any recoverable input VAT and (ii) the amount of any Tax saving where such relief would not have arisen but for the Leakage (“Tax Leakage”).

“Leakage Amount”, in relation to any Leakage, means the aggregate of the following if, but only to the extent that, they constitute such Leakage: (a) the payments made, or agreed to be made, net of any recoverable VAT; (b) in respect of any assets transferred, the market value of the asset transferred, or agreed to be transferred, less any cash and the market value of any other consideration received, or to be received, for it; (c) the amount of the debt waived or agreed to be waived; and (d) the amount of the liabilities assumed or incurred, or agreed to be assumed or incurred.

“Leakage Recipient” means a Seller and any of their respective Affiliates or Family Members).

“Lender” means any of the Persons holding a Note or Notes as of immediately prior to Closing, together with their successors and assigns. “Lenders” means all of the Lenders collectively.

“Leased Real Property” means the real property leased or subleased by an Acquired Company, together with all buildings, structures and facilities located thereon.

“Leases” means all leases and subleases for each parcel of Leased Real Property, and other agreements (written or oral) pursuant to which an Acquired Company holds any Leased Real Property.

“Liens” means any mortgage, pledge, hypothecation, lien, license, encumbrance, charge preference, priority license, easement, covenant, restriction or other security interest.

“Locked Box Accounts” means the unaudited balance sheet of the Acquired Companies as of the Locked Box Date, in the form set forth on Exhibit E.

“Locked Box Date” means December 31, 2023.

“Losses” means any and all damages, losses, penalties, diminutions in value, awards, royalties, fines, fees, costs, and expenses, including all court costs, litigation expenses, and reasonable attorneys’, accountants’ and experts’ fees; provided, however, that Losses will not constitute any punitive or exemplary damages other than such damages awarded to third parties.

“Material Adverse Effect” means any event, change, condition, state of facts, occurrence or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of an Acquired Company or (y) the ability of the Sellers or an Acquired Company to consummate the transactions contemplated hereby, but, solely with respect to the foregoing clause (x), excluding any event, change, condition, state of facts, occurrence or development (a) resulting from general macroeconomic conditions (including changes after the date hereof in prevailing interest rates, exchange rates, commodity prices, and fuel costs) or political conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) in the United Kingdom or elsewhere, (b) changes after the date hereof in conditions affecting companies in the industry in which it conducts its business generally, (c) resulting from the announcement (to the extent permitted hereby) of this Agreement or the transactions contemplated hereby, (d) resulting from changes in Accounting Standards or applicable Law after the date hereof and not announced prior to the date hereof, (e) consisting of any failure, in and of itself, of the Acquired Company to meet any published or internally prepared forward looking projections, budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics (it being understood that that the underlying change, event or circumstance that caused such failure to meet internal projections or budgets may be deemed to constitute and may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded under this provision), (f) natural disasters or acts of nature or any national or international political or social conditions, including civil unrest, protests and public demonstrations and any governmental responses thereto, occurring after the date hereof, (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, and (h) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority or industry group after the date hereof providing for business closures, sheltering-in-place, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement, in each case (other than in respect of clauses (c) and (e)), to the extent such changes do not have a disproportionate impact on the Acquired Company as compared to other participants in the industries, geographies or markets in which the Acquired Company operates.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Notes” means those certain notes issued pursuant to (a) the Amended and Restated Instrument regarding the 2017 Loan Note Instrument, by and among the Company and the noteholders set forth therein, dated January 4, 2023; (b) the Amended and Restated Instrument regarding the 2019 Loan Note Instrument, by and among the Company and the noteholders set forth therein, dated January 4, 2023; (c) the Amended and Restated Instrument regarding the 2020 Loan Note Instrument, by and among the Company and the noteholders set forth therein, dated January 4, 2023; and (d) the Seventh Amendment and Restatement Agreement in relation to a Facility Agreement originally dated April 5, 2013 and amended and restated by amended and restatement agreements dated December 4, 2014, July 20, 2015, April 25, 2016, March 16, 2017, October 31, 2017 and March 28, 2019, by and among the Company, Maven Capital Partners UK LLP and Scottish Loan Fund LP, dated October 27, 2020, as novated to Energy Ventures III LP pursuant to the novation of debt dated September 28, 2021 between the Company, Deep Casing Tools Limited, Energy Ventures III LP, Scottish Loan Fund and Maven Capital Partners UK LLP, and as amended pursuant to the amendment letter dated February 15, 2022 from Energy Ventures III LP to the Company and Deep Casing Tools Limited.

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Open Source Software” means any Software that is distributed under a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Acquired Companies through the date hereof consistent with past custom and practice and includes using commercial reasonable efforts to (a) preserve intact the

Acquired Companies’ current goodwill and relationships with its customers, suppliers, strategic partners, employees and other persons which it has a material business relationship with and keep available the services of the Acquired Companies’ present officers, employees and consultants, and (b) maintain the existence of and protect all Company-Owned IP, in each case, consistent with past practice and custom.

“Organizational Documents” means (a) the certificate or articles of incorporation, organization, association or formation and the by-laws, the partnership agreement, operating or limited liability company agreement, declaration of trust or trust agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any applicable Law.

“Parties” has the meaning set forth in the preamble.

“Payoff Letters” means customary payoff letters, in a form mutually acceptable to Buyer and the Company, reflecting the payoff and termination of the Company Debt set forth on the Consideration Schedule in exchange for the payment of money on the Closing Date.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Leakage” means each of the following: (a) anything constituting Leakage if, but only to the extent that provision, reserve or allowance has been made for it in the Locked Box Accounts; (b) any payment made in respect of dividends or distributions declared, paid or made by the Company to any of the Leakage Recipients and any fees, costs and expenses incurred or suffered by the Company in connection therewith, in each case in the amounts as set forth on the Enterprise Value to Equity Bridge; (c) any payment of directors’ or consultancy fees, salary, emoluments (including bonuses), expenses, pensions and other benefits in the Ordinary Course of Business to any Leakage Recipient, Affiliate or Family Member of any Leakage Recipient or for the benefit of any Leakage Recipient, in each case in the amounts as set forth on the Enterprise Value to Equity Bridge; (d) any repayment or reduction in principal or other obligations of the Notes or the B&Y Facility in the amounts as set forth on the Enterprise Value to Equity Bridge and any accrual of interest or payment of interest accruing on them; (e) any payment of advisory or monitoring fees to the parties and in the amounts set forth on the Enterprise Value to Equity Bridge; (f) any payment of Bonuses (as defined in the definition of Leakage) to the parties and in the amounts set forth on the Enterprise Value to Equity Bridge, in aggregate, and related employer’s national insurance; (g) any payment of the Completion Bonuses and related employer’s national insurance; (h) any payment of any Selling Expenses to the persons and in the amounts set forth on the Enterprise Value to Equity Bridge; (i) any payments made pursuant to that certain Consultancy Agreement, by and between Deep Casing Tools Limited and Monkey Consultant Limited, dated March 1, 2022; (j) the payment of any fees or costs which are or were in connection with any item Leakage that are set forth or otherwise reflected on the Enterprise Value to Equity Bridge; (k) any other payments reflected on the Enterprise Value to Equity Bridge or incurred in connection with the Reorganization; (l) anything contemplated by, or required to implement, this Agreement or the transactions contemplated hereby; and (m) anything undertaken at the written request, or with the prior written consent, of Buyer or its Affiliates.

“Permitted Liens” means (a) Liens for Taxes of Governmental Authorities (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which reserves have been established on the Company Financial Statements in accordance with the Accounting Standards, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not due and payable, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) non-exclusive licenses of Intellectual Property or Intellectual Property Rights granted in the Ordinary Course of Business, (e) with respect to the Leased Real Property (x) easements, encroachments, restrictions, rights of way similar matters of record and (y) zoning, building and other similar restrictions which are not violated by the current use or occupancy of the Leased Real Property; provided, however, that none of the foregoing described in clause (e) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Acquired Companies as presently conducted, and (f) Liens set forth on Schedule B of the Company Disclosure Schedules.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Personal Data” means (a) information related to, or reasonably capable of being associated or linked with, an identified or identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier) or device, (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or device, including any internet protocol address or other persistent identifier, or (c) any other similar information or data regulated by or defined as “personal information” or similar terms under applicable Laws.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period which begins on the first day of such Straddle Period and ends on the Closing Date.

“Prior Company Shares” has the meaning set forth in the Recitals.

“Proxies” means those proxies entered into by each Seller granting a proxy to Stephen Kent with respect to the voting of such Seller’s Equity Interests.

“R&W Insurance Policy” has the meaning set forth in Section 7.5.

“R&W Insurance Provider” means CFC Underwriting Ltd.

“Related Person” has the meaning set forth in Section 4.22.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, migrating, escaping, disposing or dumping of a Hazardous Material into or through the Environment.

“Releasees” has the meaning set forth in Section 7.4.

“Releasors” has the meaning set forth in Section 7.4.

“Relevant Percentage” means, with respect to each Seller Leakage Payor, the percentage set forth in the column opposite such Seller Leakage Payor’s name on the Consideration Schedule.

“Reorganization” means the reorganization of the Acquired Companies as described on Exhibit A pursuant to the Reorganization Documents.

“Reorganization Documents” mean the documents necessary to consummate the Reorganization.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the office of Financial Sanctions Implementation or the European Union and the United Nations Security Council.

“Schedules” means, as the context requires, the Buyer Disclosure Schedules, the Seller Disclosure Schedules and/or the Company Disclosure Schedules.

“Section 338 Election” has the meaning set forth in Section 10.7.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (b) incident in which confidential information or Personal Data was or may have been accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Acquired Companies or by another Person on behalf of the Acquired Companies).

“Sellers” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Seller Documents” has the meaning set forth in Section 5.1(a).

“Seller Group” has the meaning set forth in Section 11.21.

“Seller Leakage Payors” has the meaning set forth in the Recitals.

“Seller Related Parties” has the meaning set forth in Section 9.1.

“Seller Representative” has the meaning set forth in the preamble.

“Selling Expenses” means all of the fees and expenses of outside legal counsel, accountants, advisors, brokers and investment bankers incurred by the Acquired Companies in connection with the consummation of the transactions contemplated hereby to the extent unpaid as of immediately prior to Closing (it being understood that in no event shall Selling Expenses be deemed to include any fees, costs and expenses to the extent incurred by or at the direction of Buyer in relation to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Acquired Companies’ accountants on behalf of Buyer or its Affiliates and any fees costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)).

“Shareholder Consideration” means, with respect to each Seller, the amounts set forth for such Seller in the applicable column labeled “Shareholder Consideration” on the Consideration Schedule.

“Significant Customer” has the meaning set forth in Section 4.21.

“Significant Supplier” has the meaning set forth in Section 4.21.

“Software” means all (a) computer programs and software, including firmware, software implementations of algorithms, and software models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) data, databases and other compilations of data or information; and (c) all documentation related to the foregoing, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or estate of or in which the Person owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which the specified person controls the management, either directly or indirectly.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, service, ad valorem, value-added, transfer, franchise, capital, profits, gains, license, withholding, payroll, employment, excise, severance, stamp, production, occupation, premium, property, unclaimed property, escheat, disability, registration, environmental or windfall profit tax, social security, national insurance contributions, duty or other imposition (in every case) in the nature of a tax imposed by any Governmental Authority, and including any interest, penalties and additions to tax imposed with respect thereto whether disputed or not.

“Tax Contest” has the meaning set forth in Section 10.3.

“Tax Returns” means all returns, statements, reports, declarations, claims for refund and information returns including amendments and supporting schedules and attachments, filed or required to be filed in respect of Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“TULRA” has the meaning set forth in Section 4.17(f).

“TUPE” has the meaning set forth in Section 4.11(d).

“VAT” means value added tax in the United Kingdom and any relevant equivalent Tax elsewhere.

“Y Shares” means the Y Shares of the Company issued in connection with the Reorganization.

“Z Shares” means the Z Shares of the Company issued in connection with the Reorganization.